Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among

the shareholders of A2iA Group II, S.A.S.,

Mitek Systems, Inc.
and
Andera Partners, S.C.A.,

as Sellers’ Representative

Dated as of May 23, 2018

Table of Contents
(continued)

EXHIBITS
Exhibit A	Certain Definitions
Exhibit B	Closing Balance Sheet and Statement of Closing Debt, Convertible Bond Consideration, Class A Dividend, Transaction Fees and Change in Control Payments
Exhibit C	Form of Escrow Agreement
Exhibit D	Seller Payout Schedule

i

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (as amended or modified in accordance with its terms, this “Agreement”) is made and entered into as of May 23, 2018 by and among: (i) the equity holders of A2iA Group II, S.A.S., a société par actions simplifiée organized under the laws of France (“A2iA”) set forth on the signature pages hereto (each, a “Seller” and collectively, the “Sellers” acting individually and not jointly for the purpose hereof); (ii) Mitek Systems, Inc., a Delaware corporation (“Buyer”); and (iii) Andera Partners, S.C.A., a société en commandite par actions organized under the laws of France, as the representative of the Sellers (the “Sellers’ Representative”). Capitalized terms used in this Agreement and not otherwise defined are defined in Exhibit A.
RECITALS
A.The Sellers collectively own 99.6% of the issued and outstanding share capital of A2iA, which consists of ordinary shares, nominal value €1.00 (“Ordinary Shares”), A-class preferred shares, nominal value €1.00 (“Class A Shares”), and B-class preferred shares, nominal value €1.00 (“Class B Shares” and, together with the Ordinary Shares and Class A Shares, the “Shares”).
B.    The Shares, the Convertible Bonds and the Treasury Shares account for 100% of the securities issued by A2iA and giving access immediately or in the future to the share capital and voting rights of A2iA.
C.    Pursuant to the terms and subject to the conditions set forth in this Agreement, Sellers desire to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Sellers, all of the Shares, free and clear of any Liens.
D.    The Sellers have informed Buyer that, prior to the execution of this Agreement, the Works Council of A2iA, S.A.S. (“A2iA SAS”) has been duly informed and consulted in accordance with Applicable Laws with regard to the transactions contemplated in this Agreement and delivered its opinion on March 19, 2018.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and subject to the terms and conditions hereof, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
PURCHASE OF SHARES
1.1    Purchase and Sale of Shares. On the terms and subject to the conditions hereof, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, the Shares, free and clear of all Liens, in exchange for the consideration to be paid to the Sellers pursuant to Section 1.4 and the Seller Payout Schedule. None of Buyer or A2iA shall have any liability to any Seller or any other Person with respect to the allocation of the Cash Consideration and the Stock Consideration amongst the Sellers as set forth in the Seller Payout Schedule.
1.2    Amount of the Aggregate Purchase Price. Buyer shall purchase and acquire the Shares from the Sellers in exchange for:
(a)    an amount in cash equal to:  (i) €24,400,000 (which is based on a purchase price of $30,000,000 converted at an exchange rate of $1.2295 to the euro), plus (ii) the Net Closing Cash, minus (iii) the Transaction Fees, minus (iv) the Change in Control Payments, plus (v) the amount, if any, by which the Working Capital Amount exceeds the Target Average Working Capital; minus (vi) the amount, if any, by which the Target Average Working Capital Amount exceeds the Working Capital Amount (the “Cash Consideration”); plus
(b)    a number of shares of Buyer Common Stock equal to (i) €18,100,000 divided by (ii) the Buyer Per Share Price as of the Business Day immediately prior to the Closing Date (the “Stock Consideration” and, together with the Cash Consideration, the “Aggregate Purchase Price”).
1.3    Determination of the Cash Consideration.
(a)    Attached as Exhibit B is (i) an unaudited consolidated pro forma balance sheet for A2iA and its Subsidiaries as of March 31, 2018 reflecting itemized calculations of the Current Assets, Current Liabilities, Working Capital Amount and Closing Cash; and (ii) a statement setting forth the payees and amounts with respect to all Closing Debt, Convertible Bond Consideration, Class A Dividend, Transaction Fees and Change in Control Payments (the “Closing Balance Sheet”). A2iA has prepared the Closing Balance Sheet in good faith based upon A2iA’s historical practice and in accordance with French GAAP consistently applied.
(b)    Buyer has reviewed the Closing Balance Sheet with access to the working papers and personnel of A2iA provided by A2iA relating to the Closing Balance Sheet as reasonably requested by Buyer.
(c)    For the avoidance of doubt, Buyer’s sole recourse for any inaccuracies in the Closing Balance Sheet or any Closing Debt, Convertible Bond Consideration, Class A Dividend, Transaction Fees and Change in Control Payments in excess of those set forth on the Closing Balance Sheet shall be pursuant to Sections 7.2(a)(iii) and 7.2(a)(iv).

1.4    Payment of the Aggregate Purchase Price. In exchange for the Shares:
(a)    Buyer shall, at the Closing:
(i)    pay to each Seller an amount, in cash, equal to the sum of:
1)    the product of (A) the sum of (I) the Cash Consideration minus (II) the Cash Escrow Amount; multiplied by (B) such Seller’s Pro Rata Cash Consideration; plus
2)    the amount, if any, to be paid to such Seller in lieu of any fractional shares of Stock Consideration in accordance with Section 1.7; and
(ii)    deposit, on behalf of the Sellers, the Cash Escrow Amount with the Escrow Agent in accordance with Section 1.6(a).
(iii)    issue to each Seller a number of shares of Buyer Common Stock, subject to Section 1.7, equal to the product of (1) the sum of (A) the Stock Consideration minus (B) the Stock Escrow Amount multiplied by (2) such Seller’s Pro Rata Stock Consideration; and
(iv)    deposit, on behalf of the Sellers, the Stock Escrow Amount with the Escrow Agent in accordance with Section 1.6(a).
(b)    Buyer shall, following the Closing, authorize the Escrow Agent to release Escrow Funds to the Sellers in accordance with Section 1.6(c).
1.5    Closing. The consummation of the sale and purchase of the Shares pursuant to this Agreement (the “Closing”) will take place at 10:00 a.m. Central Europe Time on the date hereof (the “Closing Date”). The Closing shall take place at the offices of Paul Hastings LLP located at 32, rue de Monceau, 75008 Paris, France, or at such other location as the parties hereto shall mutually agree.
1.6    Escrow Fund.
(a)    Upon the Closing, the Cash Escrow Amount and the Stock Escrow Amount will be deposited into an escrow account with the Escrow Agent as specified in Section 1.4 (the aggregate amount of cash and shares of Buyer Common Stock so held in escrow from time to time, together with interest, if any, and other income earned on such cash and stock dividends declared and paid in respect of such shares, the “Escrow Fund”) to serve as collateral and partial security for certain rights of Buyer hereunder. Except to the extent there is a cancellation of shares of Buyer Common Stock held in the Escrow Fund in connection with any Damages, shares of Buyer Common Stock held in the Escrow Fund shall be treated by Buyer as issued and outstanding stock of Buyer and Sellers shall be entitled to exercise voting rights in accordance with the terms of the Escrow Agreement and to receive dividends with respect to such shares.

(b)    At or prior to the Closing, Buyer and Sellers’ Representative shall designate Deutsche Bank to act as escrow agent in connection with the transactions contemplated by this Agreement (the “Escrow Agent”) pursuant to the terms of an escrow agreement substantially in the form of Exhibit C (the “Escrow Agreement”), which provides, among other things, for releases from the Escrow Fund, as necessary, to secure the rights of Buyer as set forth in ARTICLE VII. At the Closing, Buyer shall deposit the Cash Escrow Amount and Buyer shall deposit the Stock Escrow Amount, in each case, with the Escrow Agent. The Cash Escrow Amount and the Stock Escrow Amount shall be held, administered and released by the Escrow Agent in accordance with the terms of the Escrow Agreement.
(c)    The funds and shares of Buyer Common Stock held in the Escrow Fund shall be released as follows:
(i)    to each Seller, on the first anniversary of the Closing Date (the “First Escrow Release Date”), such Seller’s Pro Rata Share of the First Escrow Release Amount;
(ii)    to each Seller, on the second anniversary of the Closing Date (the “Second Escrow Release Date”, and, together with the First Escrow Release Date, the “Escrow Release Dates”), such Seller’s Pro Rata Share of the Second Escrow Release Amount; and
(iii)    to each Seller, after the Second Escrow Release Date, such Seller’s Pro Rata Share of any funds and/or shares of Buyer Common Stock held in the Escrow Fund to secure pending claims for indemnification pursuant to ARTICLE VII, to the extent not released to Buyer in connection with such claims, as the case may be, upon the earlier of (A) the final resolution of such pending claim and (B) if no Action has been commenced with respect to such pending claim, on the six (6) month anniversary of the Second Escrow Release Date.
(d)    The parties hereto acknowledge and agree that Buyer shall be responsible for any initial setup fees associated with the establishment of the Escrow Fund as well as for any remaining fees, costs and expenses associated with the maintenance of the Escrow Fund.
1.7    No Fractional Shares. No fractional shares of Stock Consideration will be issued to any Seller. In the event a Seller would otherwise receive a fractional share of Buyer Common Stock, Buyer shall deliver to such Seller in lieu of any such fractional share of Buyer Common Stock an amount in cash equal to (a) such fraction multiplied by (b) the Buyer Per Share Price on the Business Day immediately prior to the Closing.
1.8    Termination of Shareholders’ Agreement. Sellers, constituting all the parties to the Shareholders’ Agreement, (i) agree and acknowledge that the Shareholders’ Agreement will terminate automatically as of the Closing; and (ii) irrevocably waive any and all rights and/or recourse they may have under the Shareholders’ Agreement against A2iA, its officers and direct or indirect shareholders.

1.9    Withholding. Buyer shall be entitled to deduct and withhold from any payment made after the Closing Date pursuant to this Agreement to Sellers or any other Person such amounts as Buyer reasonably determines it is required to deduct and withhold under any Applicable Law or Tax regulation, with respect to the making of such payment; provided that before making any such deduction or withholding, Buyer shall give the applicable Seller written notice of its intention to make such deduction or withholding a commercially reasonable period of time in advance of such deduction or withholding is required in order for such Seller to either dispute the applicability of such withholding under Applicable Law or Tax regulation, or establish reduction of or relief from such deduction or withholding. In the event that Buyer and the applicable Seller are unable to resolve any dispute regarding the applicability of withholding under any Applicable Law or Tax regulation, or the exemption or reduction of the withholding amount, then Buyer and the applicable Seller shall jointly engage a third-party independent accounting firm that is mutually agreed upon by the parties (the “Independent Firm”) to resolve such dispute. The Independent Firm will issue its decision within ten (10) days of receipt of such submission. The fees, costs and expenses of the Independent Firm shall be borne equally between the applicable Seller and Buyer. All determinations made by the Independent Firm will be final, conclusive and binding on such Seller and Buyer. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
1.10    Certain Taxes and Costs. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the applicable Seller when due (provided that the stamp duty applicable to the transfer of the Shares equal to 0.1% of the Cash Consideration shall be paid by Buyer), and such Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees (provided that Buyer shall file all tax transfer forms (Cerfa 2759) relating to its purchase of the Shares within one (1) month after the Closing).
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS REGARDING THEMSELVES
Each Seller, severally but not jointly, represents and warrants to Buyer as of the Closing Date as follows, in each case subject to the exceptions set forth in the disclosure schedule delivered to Buyer and dated as of the date hereof (the “Disclosure Schedule”) which shall qualify the specifically identified Sections or subsections hereof to which each Schedule relates and be deemed to be disclosed and incorporated into any other Schedules of the Disclosure Schedule where it is reasonably apparent that the information so disclosed in such Schedule of the Disclosure Schedule is relevant or applicable to such other Sections or subsections:

2.1    Organization, Etc. If Seller is not a natural person, such Seller is duly organized, validly existing and, with respect to jurisdictions that recognize such concept, in good standing under the laws of the jurisdiction of its organization. Except for Atabay Azemoun and Yuriy Okrugin, such Seller is not organized or incorporated in nor a resident or citizen of the United States.
2.2    Authority; Binding Nature. Such Seller has all requisite right, power, authority and capacity to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Seller, and no other actions on such Seller’s part are necessary to authorize the execution, delivery and performance by such Seller of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that its enforceability may be limited (i) by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, (ii) by general equitable principles, if applicable, or (iii) by principles of good faith and fair dealing, if applicable, in each case regardless of whether enforcement is sought in equity or at law.
2.3    No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Authority or any other Person is necessary on the part of such Seller in connection with the consummation by such Seller of the transactions contemplated hereby. Neither the execution and delivery of this Agreement by such Seller, nor the consummation and performance of the transactions contemplated hereby by such Seller, will conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Lien upon the Shares pursuant to (i) any Contract or Order, to which such Seller is subject; (ii) any provision of the articles of association, certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents (in each case, as applicable) of such Seller; or (iii) violate any of such Seller’s Applicable Law.
2.4    Title to Shares. Such Seller has alone the full ownership and good and valid title to the Shares set opposite its name in the Seller Payout Schedule. Such Seller has the sole voting power and sole power of disposition with respect to such Shares with no limitations, qualifications or restrictions on such rights and powers (including any preemptive rights, purchase options, call options, rights of first refusal, subscription rights or any similar rights), other than as set forth in the Shareholders’ Agreement, A2iA’s bylaws and, with respect to Olivier Baret and Jean-Louis Fages, the Galapagos Call Options. All such limitations, qualifications and restrictions have been complied with, satisfied and/or waived. The Shareholders’ Agreement shall terminate upon the

Closing in accordance with Section 1.8 and the Galapagos Call Options shall be terminated in connection with the Closing as contemplated by Section 6.1(m). Upon delivery to Buyer of appropriate title of conveyance, and Buyer’s payment of the Aggregate Purchase Price, all Shares owned by such Seller shall be transferred on the date hereof to Buyer free and clear of any Liens. Such Seller is not subject to any agreements, arrangements, options, warrants, calls, rights, commitments or other restrictions relating to the sale, transfer, purchase, redemption or voting of its Shares other than as set forth in the Shareholders’ Agreement, A2iA’s bylaws and, with respect to Olivier Baret and Jean-Louis Fages, the Galapagos Call Options.
2.5    Litigation. There are no claims, actions, suits (whether in law or in equity), arbitrations, mediations or proceedings of any nature (each, an “Action”) pending against or affecting such Seller that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby or otherwise prevent or delay such Seller from performing its obligations hereunder.
2.6    No Brokers or Finders. Except as set forth in Schedule 2.6 of the Disclosure Schedule, such Seller has not retained any broker or finder, agreed to pay or made any statement or representation to any Person that would entitle such Person to any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.
2.7    Acquisition Entirely for Own Account. Such Seller confirms that the Buyer Common Stock to be acquired by such Seller as part of the Stock Consideration will be acquired for investment for such Seller’s own account, and not as a nominee or agent for any other Person, and not with a view to the resale or distribution of any part thereof that would make such Seller an underwriter within the meaning of the Securities Act.
2.8    No Solicitation. At no time was such Seller presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement by Buyer or its agents.
2.9    Regulation S. Except for Atabay Azemoun and Yuriy Okrugin, such Seller hereby represents that (a) it is not a U.S. person (as defined in Regulation S) and is not acquiring the shares of Stock Consideration for the account or benefit of any U.S. person; (b) at the times such Seller determined to acquire the shares of Stock Consideration, and on the date hereof such Seller was and is outside the United States; (c) the issuance of the shares of Stock Consideration has not been pre-arranged with a buyer located in the United States or with a U.S. Person, and is not part of a plan or scheme to evade the registration requirements of the Securities Act; and (d) neither such Seller, nor any person acting on such Seller’s behalf, has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the shares of Stock Consideration. Such

Seller has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the shares of Stock Consideration, including (x) the legal requirements within its jurisdiction for the purchase of shares of Stock Consideration; and (y) the income Tax and other Tax consequences to such Seller, if any, that may be relevant to the purchase by such Seller, holding, redemption, sale or transfer of Buyer Common Stock. Such Seller’s subscription and payment for and continued beneficial ownership of Buyer Common Stock will not violate any Applicable Laws of such Seller’s jurisdiction.
2.10    Investment Experience. Such Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in Buyer and has the capacity to protect its own interests. Such Seller is able to bear the economic risk of its investment in the Stock Consideration for an indefinite period of time. Such Seller (or such Seller’s financial advisor or other representative) has had the opportunity to ask questions of Buyer’s senior management and to conduct such due diligence review as it has deemed appropriate. Neither this Section 2.10 nor Section 2.11 shall limit or modify the representations and warranties of Buyer in ARTICLE IV of this Agreement or the right of Sellers to rely thereon.
2.11    Disclosure of Information. Such Seller has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Buyer. Seller acknowledges that, except as set forth in this Agreement, none of Buyer, its respective Subsidiaries nor any of their respective Affiliates, employees, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Seller or any of its Affiliates, employees, agents or representatives.
2.12    Restricted Securities. Such Seller understands that the Stock Consideration has not been, nor will be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the accuracy of such Seller’s representations as expressed herein. Such Seller understands that the shares of Stock Consideration are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Seller may have to hold such shares indefinitely unless they are registered with the U.S. Securities and Exchange Commission (the “SEC”) and, to the extent applicable, qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Seller acknowledges that Buyer has no obligation to register or qualify such Buyer Common Stock for resale. Such Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares and on requirements relating to Buyer which are outside of such Seller’s control.

2.13    Legends. Such Seller understands that the Buyer Common Stock issued pursuant to this Agreement may be notated with one or all of the following legends:
(a)    THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED FROM TIME TO TIME, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER FROM TIME TO TIME IN EFFECT (THE “SECURITIES ACT”) AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.
(b)    THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD TO A U.S. PERSON OR INTO THE UNITED STATES FOR A PERIOD OF SIX (6) MONTHS FROM MAY 23, 2018, OR SUCH EARLIER DATE AS PERMITTED BY REGULATION S, AND MAY ONLY BE SOLD AFTER SUCH DATE IN ACCORDANCE WITH REGULATION S, ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT INCLUDING, WITHOUT LIMITATION AND TO THE EXTENT AVAILABLE, RULE 144 THEREUNDER OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT.
(c)    Any legend required by the securities laws of any state to the extent such laws are applicable to the Buyer Common Stock represented by the certificate, instrument or book entry so legended.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS REGARDING A2IA AND ITS SUBSIDIARIES
The Sellers, severally and jointly, represent and warrant to Buyer as of the date hereof as follows, in each case subject to the exceptions set forth in the Disclosure Schedule, which shall qualify the specifically identified Sections or subsections hereof to which each Schedule relates and be deemed to be disclosed and incorporated into any other Schedules of the Disclosure Schedule where it is reasonably apparent that the information so disclosed in such Schedule of the Disclosure Schedule is relevant or applicable to such other Sections or subsections:
3.1    Organization, Etc.
(a)    A2iA and each of its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each of A2iA and its Subsidiaries is in good standing (with respect to jurisdictions that recognize such concept), in each foreign jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or, if applicable, in good standing would not reasonably be expected to result in material liability to A2iA or its Subsidiaries. Neither A2iA nor any of its Subsidiaries is insolvent or has ceased making, or is unable to make, its payments when they fall due (en état de cessation des paiements), and neither A2iA nor any of its Subsidiaries is subject to any bankruptcy, insolvency, amicable settlement, safeguard moratorium, reorganization or other similar Action for the prevention or resolution of business difficulties under its respective Applicable Laws.
(b)    Neither A2iA nor any of its Subsidiaries is in violation of any provision of its articles of association, certificate of incorporation, bylaws or any other organizational documents (in each case, as applicable). The Sellers have made available to Buyer accurate and complete copies of the articles of association, certificate of incorporation, bylaws and any other organizational documents of A2iA and each of its Subsidiaries, in each case, as currently in effect.
3.2    No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of, any Government Authority is necessary on the part of A2iA in connection with the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement by the Sellers, nor the consummation and performance of the transactions contemplated hereby, will: (i) conflict with or result in any breach of any provision of the articles of association, certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents (in each case, as applicable) of A2iA or any of its Subsidiaries (as applicable); (ii) violate any of A2iA’s or any of its Subsidiaries’ respective Applicable Law; or (iii) except as set forth in Schedule 3.2 of the Disclosure Schedule, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, result in any material change in or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under any of the terms, conditions or provisions of any Material Contract. Schedule 3.2 of the Disclosure Schedule lists all consents, notices, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Material Contracts.
3.3    Subsidiaries.
(a)    Schedule 3.3(a) of the Disclosure Schedule contains a true and complete list of the Subsidiaries of A2iA and sets forth, with respect to each such Subsidiary, its jurisdiction of formation and the authorized (if such concept is applicable) and outstanding capital stock of such Subsidiary. Except as set forth in Schedule 3.3(a) of the Disclosure Schedule, A2iA has no direct or indirect equity ownership in any other Person.

(b)    Except as set forth in Schedule 3.3(b) of the Disclosure Schedule, all of the outstanding shares of capital stock of the Subsidiaries of A2iA (collectively, the “Subsidiary Shares”) are owned by A2iA or one of its Subsidiaries, free and clear of all Liens (except for restrictions on transfer, if any, imposed by Applicable Laws and their respective articles of association, certificate of incorporation, bylaws and any other organizational documents), other than Liens created by Buyer. The Subsidiary Shares are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all Applicable Laws, contractual preemptive or similar rights and requirements set forth in the applicable Subsidiary’s organizational documents. Other than the Subsidiary Shares, no Subsidiary of A2iA has outstanding any shares of capital stock, any other equity securities or any indebtedness or other securities convertible into shares of capital stock or other equity securities.
(c)    There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any Subsidiary to issue or sell any shares of capital stock or other securities of such Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of such Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
3.4    Capitalization.
(a)    The number of shares of capital stock issued and outstanding on the date hereof for A2iA consists of (i) 8,561,166 Ordinary Shares, including the Treasury Shares; (ii) 950,000 Class A Shares; and (iii) 426,454 Class B Shares, which constitute 100% of the share capital of A2iA. A2iA has no shares of capital stock reserved for issuance. Schedule 3.4(a) of the Disclosure Schedule sets forth the record and beneficial owner of all Ordinary Shares, Class A Shares and Class B Shares.
(b)    Except as set forth in Section 3.4(a) and in Schedule 3.4(b) of the Disclosure Schedule, there are no issued, reserved for issuance or outstanding: (i) equity interests in, other voting securities of or other ownership interests in A2iA; (ii) securities of A2iA convertible into or exchangeable for equity interests in, other voting securities of or other ownership interests in A2iA; (iii) other than the Galapagos Call Options, warrants, calls, options, or other rights to acquire from A2iA, or other obligations of A2iA to issue, any equity interests in, other voting securities of or other ownership interests in A2iA or securities directly or indirectly convertible into or exercisable or exchangeable for equity interests in, other voting securities of or other ownership interests in A2iA; or (iv) restricted shares, stock appreciation rights, share schemes, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any equity interests in, other voting securities of or other ownership interests in A2iA.

(c)    All outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable and were offered, issued and sold in compliance with all Applicable Laws, contractual preemptive or similar rights and requirements set forth in A2iA’s organizational documents.
3.5    Compliance with Applicable Laws.
(a)    Except as set forth in Schedule 3.5(a) of the Disclosure Schedule, A2iA and its Subsidiaries are, and for the past three (3) years and have been, in compliance in all material respects with all Applicable Laws. Neither A2iA nor any of its Subsidiaries has received any notice or other communication from any Government Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any Applicable Law. The representations and warranties in this Section 3.5(a) shall not be deemed to relate to labor and employment matters (which are governed by Section 3.17).
(b)    A2iA and its Subsidiaries hold, and have held for the past three (3) years, all Permits legally required for the conduct, ownership, use, occupancy or operation of their businesses and assets as currently conducted. Each of A2iA and its Subsidiaries complies, and has for the past three (3) years complied, in all material respects with all such Permits applicable to it. None of A2iA or any of its Subsidiaries has received any written notification or other written communication from any Government Authority or any other Person (i) that may affect the validity of such Permits applicable to it and/or the renewal of such Permits, (ii) stating that any of A2iA or any of its Subsidiaries is not in compliance in any material respect with any such Permit or any claims of any violations of any material terms of any Permits that have not been complied with or of any actual or possible revocation, withdrawal, suspension, cancellation, termination, or material modification of any such Permit. All such Permits are identified on Schedule 3.5(b) of the Disclosure Schedule, including their respective dates of issuance and expiration, and true, complete and accurate copies thereof have been provided or made available to Buyer. All such Permits are valid and in full force and effect and, immediately following the Closing, will be valid and in full force and effect on terms identical in all material respects to those under which, immediately before the Closing, A2iA and/or its Subsidiaries hold such Permits.
3.6    Financial Statements.
(a)    A2iA has provided Buyer with true, complete and correct copies of (i) the audited consolidated financial statements for A2iA and its Subsidiaries as of and for the years ended December 31, 2015, December 31, 2016 and December 31, 2017 (the “A2iA Audited Financial Statements”), and the balance sheet for A2iA and its Subsidiaries as of December 31, 2017 (the “A2iA Balance Sheet”); and (ii) the unaudited consolidated balance sheet for A2iA and its Subsidiaries (other than A2iA LLC) as of March 31, 2018 (the “A2iA Interim Financial

Statements”, and together with the A2iA Audited Financial Statements, the “A2iA Financial Statements”).
(b)    The A2iA Financial Statements (including, in each case, any related notes thereto): (i) were prepared in accordance with French GAAP as in effect on the date of such A2iA Financial Statements (or such other date as may be reflected in such A2iA Financial Statements), in each case applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (ii) fairly present, in all material respects, the financial position of A2iA and its Subsidiaries at the respective dates thereof and the results of its operations for the periods indicated, consistent with the books and records of A2iA and its Subsidiaries (except as may be indicated in the notes thereto). No financial statements of any Person other than A2iA and its Subsidiaries are required by French GAAP to be included in the A2iA Financial Statements.
(c)    A2iA has not had any material dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) fiscal years or during the current fiscal year that remains outstanding or that resulted (or would reasonably be expected to result) in an adjustment to, or any restatement of, the A2iA Financial Statements. No current or former independent auditor for A2iA has initiated an alert procedure, has resigned or been dismissed from such capacity as a result of or in connection with any disagreement with A2iA on a matter of accounting practices.
(d)    A2iA and each of its Subsidiaries maintain, and have maintained during all periods included in the A2iA Financial Statements and all periods required by Applicable Law, materially accurate books and records reflecting their respective assets and liabilities, which contain all financial and other information necessary for the preparation of financial statements in accordance with French GAAP.
3.7    Locked Box. Since April 1, 2018 until the Closing Date (included), there has been no Leakage other than a Permitted Leakage.
3.8    Absence of Undisclosed Liabilities Neither A2iA nor any of its Subsidiaries (other than A2iA LLC) have any liabilities (whether absolute, accrued, contingent or otherwise, but for the avoidance of doubt, excluding unknown and unmatured liabilities), other than: (i) liabilities identified as “liabilities” on the A2iA Balance Sheet; (ii) normal and recurring liabilities that have been incurred by A2iA or any of its Subsidiaries in the ordinary course of business consistent with past practice since the date of the A2iA Balance Sheet that, individually, do not exceed €20,000 (without taking into account the remuneration and reimbursement of expenses paid to any officers, directors, members of any board and employees of A2iA or any of its Subsidiaries in the ordinary course of business); (iii) liabilities and obligations under this Agreement; and (iv) those liabilities disclosed in Schedule 3.8 of the Disclosure Schedule. As of the Closing Date, A2iA LLC shall not have any liabilities which would be materially different from the liabilities identified as “liabilities” on its audited financial statements for the year ended December 31, 2017.

3.9    Absence of Changes or Events; Conduct of Business. Except as contemplated by this Agreement or set forth on Schedule 3.9 of the Disclosure Schedule, since January 1, 2018, A2iA and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and have not, directly or indirectly:
(a)    entered into any Material Contract (other than any renewal of any Material Contract under terms that are not materially different from the original terms thereof) or amended in any material respect any Material Contract or waived any material right thereunder;
(b)    adopted or amended any employee benefit or employee equity purchase or employee option plan, entered into any employment Contract, paid any special bonus or special remuneration to any director or employee of A2iA or any of its Subsidiaries, increased the salaries or wage rates or variable remuneration of the officers or employees of A2iA or any of its Subsidiaries, or adopted any new severance plan or grant any severance or termination payments to any officer or employee of A2iA or any of its Subsidiaries except regarding annual increases and annual bonuses granted consistently with past practices or to the extent required by collective bargaining agreements or mandatory Applicable Laws;
(c)    declared or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any capital stock or other equity security or split, combined or reclassified any capital stock or other equity security or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity security;
(d)    repurchased or otherwise acquired, directly or indirectly, any shares of capital stock or other equity security;
(e)    caused, permitted or proposed any material amendments to its articles of association, certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents;
(f)    incurred any Debt (other than ordinary course trade payables incurred in the ordinary course of business consistent with past practice) or guaranteed any such indebtedness or issued or sold any debt securities, warrants or rights to acquire debt securities of A2iA or any of its Subsidiaries;
(g)    paid, discharged, settled, compromised or satisfied any pending Action, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise),

other than the payment of liabilities or obligations of A2iA or any of its Subsidiaries with respect to amounts owed to vendors or suppliers in the ordinary course of business;
(h)    entered into any Contract with respect to any (i) plan of liquidation or dissolution; (ii) acquisition of a material amount of assets or securities; (iii) disposition of any properties or assets which are material, individually or in the aggregate, to the business of A2iA and any of its Subsidiaries, taken as a whole; (iv) material change in capitalization; or (v) any partnership, association or joint venture;
(i)    (i) purchased any insurance policy (other than insurance policies listed in Schedule 3.14 of the Disclosure Schedule) requiring payment of premiums in an amount greater than €20,000, individually or in the aggregate; (ii) failed to renew any insurance policy naming it as a beneficiary or a loss payee; or (iii) taken any steps or failed to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered;
(j)    instituted any change in its accounting methods, principles or practices other than as required by French GAAP, including with respect to timing and efforts for the collection of accounts receivable and payment of trade accounts payable, establishment of reserves for uncollectable receivables, accrual of accounts receivable, inventory control, prepayment of expenses, accrual of other expenses, revenue recognition, deferral of revenue or acceptance of customer deposits;
(k)    in respect of any Taxes: (i) made or changed any material election, changed any material accounting method, entered into any closing agreement, settled any material claim or assessment or consented to any material extension or waiver of the limitation period applicable to any material claim or assessment; or (ii) entered into any Tax-sharing agreement or similar arrangement (including any indemnity arrangement);
(l)    (i) issued, delivered or sold, or authorized the issuance, delivery or sale of, any securities of A2iA or any of its Subsidiaries; or (ii) amended any term of any securities of A2iA or any of its Subsidiaries;
(m)    made capital expenditures in excess of €20,000 in the aggregate; or
(n)    agreed, resolved or committed to do any of the foregoing.
3.10    Assets. A2iA and its Subsidiaries have good and valid title to all of their respective material owned properties and assets reflected in the A2iA Balance Sheet as being owned by A2iA and its Subsidiaries, and have valid leasehold interests in all material leased properties and assets, in each case free and clear of all Liens of any kind or character other than Permitted Liens. The tangible and intangible assets and properties to which A2iA and its Subsidiaries have good and valid title, or a valid right to use, are all the assets and property that are reasonably required to enable the businesses of A2iA and its Subsidiaries to be conducted immediately after the Closing in the same manner as the business of A2iA and its Subsidiaries have been conducted in all material respects since the date of the A2iA Balance Sheet. The representations and warranties in this Section 3.10 shall not be deemed to relate to real property or interests in real property (which are governed by Section 3.11) or intellectual property ownership (which is governed by Section 3.18).
3.11    Real Property.
(a)    Neither A2iA nor any of its Subsidiaries owns or has ever owned any interest in real property.
(b)    Schedule 3.11(b) of the Disclosure Schedule sets forth a complete list of each parcel of real property in which A2iA or one of its Subsidiaries has a valid leasehold interest (the “Leased Real Property” or for the corresponding Contract, including any related amendments, a “Real Property Lease”), including the address, lessor and lessee of such Leased Real Property. The Leased Real Property constitutes all real properties used or occupied by A2iA and its Subsidiaries and are reflected where applicable on the A2iA Financial Statements. Immediately following completion of the transactions contemplated herein, A2iA and its Subsidiaries shall continue to have valid leasehold interests in all of the Leased Real Property (assuming performance by each other party to the applicable Real Property Lease and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws affecting the enforcement of creditors’ rights generally and general principles of equity). No landlord under any Real Property Lease has sent any written notification for breach of terms and conditions of such Real Property Lease. To the Sellers’ Knowledge, there are no grounds for termination of any Real Property Lease at the initiative of the landlord. Each tenant is current on the payment of their rent under the applicable Real Property Lease. With respect to the Leased Real Property: (i) A2iA and its Subsidiaries have use of all easements and rights necessary to conduct their businesses as currently conducted and their possession and quiet enjoyment under the applicable Real Property Lease has not been disturbed; (ii) no portion thereof is subject to any pending condemnation proceeding or other proceeding by any public authority; (iii) the Leased Real Properties are in good operating condition and repair, subject to ordinary wear and tear; and (iv) there are no contractual or legal restrictions that impair the ability to use any Leased Real Property by A2iA and any of its Subsidiaries for its current use.
3.12    Related Party Transactions. No Related Party (a) has any direct or indirect interest in any asset used in A2iA, any of its Subsidiaries or their businesses, (b) is indebted to A2iA or any of its Subsidiaries, (c) has, in his or her individual capacity, entered into, or has had any direct or indirect financial interest in, any Contract (other than a Contract relating to such Related Party’s employment or remuneration as a director or officer), transaction or business dealing involving A2iA or any of its Subsidiaries, (d) is competing, directly or indirectly, with A2iA or any of its Subsidiaries, (e) is, to the Sellers’ Knowledge, a member, manager, director, officer or employee of, or consultant to, or owns, directly or indirectly, any interest in, any vendor, supplier or customer of A2iA or any of its Subsidiaries, or is in any way associated with or involved in the business of A2iA or any of its Subsidiaries (except in his or her official capacity as a director, officer or employee of A2iA or one of its Subsidiaries, as the case may be), (f) has any interest in or has filed any application with respect to any Intellectual Property, which arises out of or relates to A2iA or any of its Subsidiaries, or (g) has any claim or right against A2iA or any of its Subsidiaries (other than rights to receive compensation for, or expense reimbursement in connection with, services performed as an employee or director). Neither A2iA nor any of its Subsidiaries shares any facilities or equipment with any Related Party, and neither A2iA nor any of its Subsidiaries purchases or provides assets or services for any business conducted by any Related Party. For the past three (3) years there has not been, and there is not currently, pending or, to the Sellers’ Knowledge, threatened in writing any Action against any current or former Related Party with respect to which A2iA or any of its Subsidiaries has an indemnification obligation.
3.13    Litigation.
(a)    Except as disclosed on Schedule 3.13(a) of the Disclosure Schedule, there is no private or governmental investigation known to A2iA or any Action pending or threatened in writing against A2iA, any of its Subsidiaries or any of their respective officers, directors and managers (in their capacities as such), before any Government Authority, arbitrator or mediator. There is no Action pending or threatened in writing which in any manner challenges, seeks to or is reasonably likely to prevent, enjoin, alter or delay the consummation of any of the transactions contemplated by this Agreement.
(b)    There is no outstanding judgment, order, writ, injunction, rule or decree of any arbitrator, mediator or Government Authority (each, an “Order”) to which A2iA or any of its Subsidiaries is or was a party or by which A2iA or any of its Subsidiaries is bound, the terms of which have not been satisfied.
3.14    Insurance. The insurance policies maintained by or for the benefit of A2iA and its Subsidiaries are in full force and effect and cover A2iA’s and all of its Subsidiaries’ assets and business risks in amounts and on terms customary and usual in the A2iA’s industry and all premiums with respect thereto covering all periods up to and including the Closing Date have been timely paid. A list of such insurance policies is set forth in Schedule 3.14 of the Disclosure Schedule. Neither A2iA, nor any of its Subsidiaries, has received written notice of the cancellation or written notice of threat of cancellation of any of such policies. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. A2iA and its Subsidiaries are in compliance with the terms of all such insurance policies.

3.15    Contracts and Commitments.
(a)    Schedule 3.15(a) of the Disclosure Schedule sets forth each of the following types of Contracts currently in force pursuant to which any of A2iA and its Subsidiaries is a party or is bound (each a “Material Contract”):
(i)    any Contract that provides for post-employment or post-consulting liabilities or obligations, including severance pay other than obligations associated with any non-compete undertaking (A) the enforcement of which can be waived by A2iA or its Subsidiary at its exclusive election and (B) for which a waiver by A2iA or its Subsidiary will result in avoidance of such obligation;
(ii)    any Contract or A2iA Employee Plan under which payments or obligations owed to any employee of A2iA or any of its Subsidiaries will be increased, accelerated or vested by the occurrence (whether alone or in conjunction with any other event) of any of the transactions contemplated by this Agreement or under which the value of the payments or obligations will be calculated on the basis of any of the transactions contemplated by this Agreement, whether pursuant to a change in control or otherwise;
(iii)    any collective bargaining agreements, including the CBA, or other Contract with any labor union or similar Representative of employees of A2iA or any of its Subsidiaries;
(iv)    any Contract relating to the disposition or acquisition of assets, in each case other than inventory sold in the ordinary course of business and consistent with past practice;
(v)    any Contract relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise or Person;
(vi)    any Contract for the purchase of materials, supplies, equipment or services (1) from a Related Party or (2) under which the aggregate payments made to one party or group of related parties during the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, €150,000;
(vii)    any Contract with a Material Supplier;
(viii)    any Contract with a Material Customer;
(ix)    any Contract relating to the acquisition, transfer or development of any Intellectual Property or Intellectual Property Rights owned by A2iA or one of its Subsidiaries, incorporated into any of the A2iA Products or otherwise used in the conduct of the businesses of

A2iA or any of its Subsidiaries other than (A) any intercompany Contract or (B) any employment Contract, including any Contracts with trainees or temporary workers;
(x)    any Outbound IP Licenses;
(xi)    any Inbound IP Licenses;
(xii)    any Contract relating to the guarantee (whether absolute or contingent) by A2iA or any of its Subsidiaries of (1) the performance of any other Person (other than A2iA or one of its Subsidiaries) or (2) the whole or any part of the indebtedness or liabilities of any other Person (other than A2iA or one of its Subsidiaries);
(xiii)    any Contract containing an obligation to indemnify any officer, director, manager or agent of A2iA or any of its Subsidiaries other than obligations associated with any non-compete undertaking (A) the enforcement of which can be waived by A2iA or its Subsidiary at its exclusive election and (B) for which a waiver by A2iA or its Subsidiary will result in avoidance of such obligation;
(xiv)    any Contract which limits or restricts (1) where A2iA or any of its Subsidiaries may conduct business, (2) where A2iA or any of its Subsidiaries may use, exploit, assert or enforce any A2iA IP, (3) the type or lines of business in which A2iA or any of its Subsidiaries may engage or (4) any acquisition of assets or stock (tangible or intangible) by A2iA or any of its Subsidiaries;
(xv)    any Contract under which the aggregate payments or receipts for the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, €250,000 and that cannot be terminated by A2iA or its applicable Subsidiary at will on less than ninety (90) days’ notice;
(xvi)    any Contract for the borrowing or lending of money, or the availability of credit (except credit extended by A2iA or any of its Subsidiaries to customers in the ordinary course of business and consistent with past practice);
(xvii)    any Real Property Lease;
(xviii)    any Contract providing for any individual capital expenditure of €50,000 or more during any twelve (12) month period or capital expenditures of €150,000 or more, in the aggregate, over the life of the Contract;
(xix)    any Contract relating to any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency; and

(xx)    any other Contract material to the businesses of A2iA and its Subsidiaries.
(b)    An accurate and complete copy of each Material Contract (including all amendments thereto) has been made available to Buyer.
(c)    Neither A2iA nor its Subsidiaries, nor, to the Sellers’ Knowledge, any other party to a Material Contract, is in breach, violation or default under, or has received written notice that it has breached, violated or defaulted under (nor does there exist any condition under which, with the passage of time or the giving of notice or both, would reasonably be expected to cause such a breach, violation or default under) any Material Contract.
(d)    Except as set forth in Schedule 3.15(d) of the Disclosure Schedule, each Material Contract is a valid, binding and enforceable obligation of A2iA and/or its Subsidiary party to such Material Contract and, to the Sellers’ Knowledge, the other party or parties thereto, in accordance with its terms and is in full force and effect, in each case except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).
3.16    Suppliers; Customers.
(a)    Schedule 3.16(a) of the Disclosure Schedule contains a true, complete and accurate list of (i) the ten (10) largest suppliers to A2iA and its Subsidiaries, taken as a whole, (excluding utilities) by the aggregate euro value of purchases by A2iA and its Subsidiaries, taken as a whole, during the 2017 fiscal year (each a “Material Supplier”) and (ii) with respect to each Material Supplier, such aggregate euro value of purchases. Since January 1, 2017, no Material Supplier has terminated or adversely modified the amount, frequency or terms of the business such Material Supplier conducts with A2iA or any of its Subsidiaries. Neither A2iA nor any of its Subsidiaries has received any written notice, and, to the Sellers’ Knowledge, no Material Supplier intends to terminate or adversely modify the amount, frequency or terms of the business such Material Supplier conducts with A2iA and its Subsidiaries. None of A2iA or any of its Subsidiaries has any outstanding material dispute with a Material Supplier.
(b)    Schedule 3.16(b) of the Disclosure Schedule contains a true, complete and accurate list of (i) the twenty (20) largest customers of A2iA and its Subsidiaries, taken as a whole, by the aggregate euro value of sales by A2iA and its Subsidiaries, taken as a whole, during the 2017 fiscal year (each a “Material Customer”) and (ii) with respect to each Material Customer, the aggregate euro value of such sales. Since January 1, 2017, no Material Customer has terminated or, with respect to maintenance activity, adversely modified the amount, frequency or terms of the business such Material Customer conducts with A2iA or any of its Subsidiaries. Neither A2iA nor any of its Subsidiaries has received any written notice, and, to the Sellers’ Knowledge, no Material Customer intends to terminate or, with respect to maintenance activity, adversely modify the amount, frequency or terms of the business such Material Customer conducts with A2iA or any of its Subsidiaries. None of A2iA or any of its Subsidiaries has any outstanding material dispute with a Material Customer, nor, to the Sellers’ Knowledge, is there any material dissatisfaction on the part of any Material Customer.
3.17    Labor Matters; Employment and Labor Contracts.
(a)    Except as set forth in Schedule 3.17(a), neither A2iA nor any of its Subsidiaries is a party to any collective bargaining agreement, works council arrangement or other labor union Contract. No such agreement or arrangement is being negotiated by A2iA or any of its Subsidiaries and, except pursuant to the CBA, neither A2iA nor any of its Subsidiaries has any obligation to bargain with any labor organization. There is no pending demand, application or petition for recognition or certification of representative status with respect to any Person employed by A2iA or any of its Subsidiaries. To the Sellers’ Knowledge, there are no activities or proceedings of any labor union seeking to organize its employees. There is no labor strike, slowdown or stoppage pending against A2iA or any of its Subsidiaries.
(b)    There is no charge or complaint pending or threatened in writing against A2iA or any of its Subsidiaries by any Government Authority relating to labor practices. There is no material charge or complaint pending or threatened in writing between A2iA or any of its Subsidiaries, on the one hand, and any of their respective employees, on the other hand.
(c)    No employee of A2iA or any of its Subsidiaries has been terminated for cause in the twelve (12) months immediately preceding the date of this Agreement. Except as disclosed in Schedule 3.17(c) of the Disclosure Schedule, no current employee of A2iA or any of its Subsidiaries whose annual remuneration (including variable remuneration) is higher than €50,000 has given notice of his or her intent to terminate his or her employment with A2iA or any of its Subsidiaries.
(d)    Except as disclosed in Schedule 3.17(d)(i), A2iA and its Subsidiaries are in compliance, and have been in compliance for the past three (3) years, in all material respects with all Applicable Laws, Contracts and Orders respecting employment practices and other labor-related matters, including Applicable Laws and Orders relating to discrimination, wages and hours, classification of workers as independent contractors and consultants, proper classification of employees as “exempt” or the equivalent under Applicable Law, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, accessibility, workers compensation, wrongful termination or violation of the personal rights of employees or prospective employees. Except as disclosed in Schedule 3.17(d)(ii), neither A2iA nor any of its Subsidiaries is currently, nor within the past three (3) years has been, a party to any Contract whereby it leases employees or other service providers from another Person.
(e)    The Works Council of A2iA SAS has been duly informed and consulted in accordance with Applicable Laws with regard to the transactions contemplated in this Agreement and delivered its opinion on March 19, 2018.
(f)    The transactions contemplated in this Agreement are not subject to the prior obligation to inform any employees of A2iA or any of its French affiliates in accordance with the Social and Solidarity Economy Act n° 2014-856 dated July 31, 2014.
3.18    Intellectual Property.
(a)    Schedule 3.18(a) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which A2iA has an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.
(b)    Schedule 3.18(b) of the Disclosure Schedule accurately identifies each Contract currently in force pursuant to which Intellectual Property Rights or Intellectual Property are expressly licensed to A2iA and its Subsidiaries (other than (i) any non-customized generally available software that (x) is so licensed solely in executable or object code form pursuant to a non-exclusive software license on standard terms and conditions, and (y) is generally available on standard terms for less than €25,000); and (ii) any Open Source License (each, an “Inbound IP License”).
(c)    Schedule 3.18(c) of the Disclosure Schedule accurately identifies each Contract currently in force pursuant to which any Person (other than the Company or one of its Subsidiaries) has been expressly granted any license under, or otherwise has received or acquired or otherwise holds any claim, right (whether or not currently exercisable) or interest in, any A2iA IP (other than non-exclusive customer contracts entered into in the ordinary course of business) (each, an “Outbound IP License”).
(d)    A2iA and its Subsidiaries exclusively own all right, title and interest to and in the A2iA IP (other than Intellectual Property Rights exclusively licensed to A2iA or one of its Subsidiaries) free and clear of any Liens. Without limiting the generality of the foregoing:
(i)    Each Person who is or was an employee or contractor of A2iA and who is or was involved in the creation or development of any Intellectual Property Rights for or on behalf of A2iA or any of its Subsidiaries has signed an agreement, which, to the Sellers’ Knowledge, is valid and enforceable against such employee or contractor, containing an assignment of such Intellectual Property Rights to A2iA and confidentiality provisions protecting the A2iA IP. No current or former stockholder, officer, director, employee, consultant or contractor of A2iA has asserted any claim, right (whether or not currently exercisable) or interest to or in any A2iA IP.
(ii)    A2iA and its Subsidiaries own or otherwise have, and as of immediately following the Closing will continue to have, all Intellectual Property Rights needed to conduct their businesses as currently conducted.
(e)    To the Sellers’ Knowledge, all A2iA IP is valid, subsisting and enforceable.
(f)    To the Sellers’ Knowledge, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any A2iA IP. Schedule 3.18(f) of the Disclosure Schedule accurately identifies (and A2iA has provided to Buyer an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to A2iA, one of its Subsidiaries or any of their respective Representatives regarding any actual, alleged or suspected infringement or misappropriation of any A2iA IP, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.
(g)    Neither A2iA nor any of its Subsidiaries have, within the past three (3) years, infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person (provided that the forgoing representation and warranty is and shall be deemed to be to the Sellers’ Knowledge with respect to any patents of any other Person).
(h)    To the Sellers’ Knowledge, none of the Software owned by or exclusively licensed to A2iA or any of its Subsidiaries (collectively, “A2iA Software”): (i) contains any bug, defect, virus or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date or currency data) that materially and adversely affects the use, functionality or performance of such A2iA Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such A2iA Software.
(i)    Schedule 3.18(i) of the Disclosure Schedule lists all software escrow agreements to which A2iA or one of its Subsidiaries is a party and lists all other parties thereto. Except as set forth in Schedule 3.18(i) of the Disclosure Schedule, no source code for any A2iA Software has been delivered, licensed or made available to any third Person. Except as set forth in Schedule 3.18(i) of the Disclosure Schedule, neither A2iA nor any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any A2iA Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any A2iA Software to any third Person other than an escrow agent.
(j)    Except as set forth in Schedule 3.18(j) of the Disclosure Schedule, no current A2iA Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any Open Source License) that: (i) requires, or conditions the use or distribution of such A2iA Software on, the disclosure, licensing or distribution of any source code for any portion of such A2iA Software; or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of A2iA to use, distribute or provide access to any A2iA Software. Except as set forth in Schedule 3.18(j) of the Disclosure Schedule, no A2iA Software has been licensed, distributed or otherwise made available as Open Source Technology.
(k)    All Computer Systems used by A2iA and its Subsidiaries in connection with the operation of its business (“A2iA Computer Systems”) are in good working order and condition, subject to ordinary wear and tear, and have been used and maintained in material accordance with their documentation, manufacturer’s requirements and applicable insurance policies. Within the prior three (3) years, neither A2iA nor any of its Subsidiaries has experienced any significant defect in design, workmanship or material of the A2iA Computer Systems, and the A2iA Computer Systems have the performance capabilities that are customary in A2iA’s industry to conduct A2iA and its Subsidiaries’ businesses as currently conducted. The use of the A2iA Computer Systems by A2iA and its Subsidiaries (including any Software modifications) has not resulted in and would not, to the Sellers’ Knowledge, reasonably be expected to result in the termination of any maintenance, service, escrow, license or support agreement relating to any part of the A2iA Computer Systems.
(l)    A2iA and its Subsidiaries maintain reasonable and appropriate administrative, physical and technical security controls for the A2iA Computer Systems in an effort to safeguard the A2iA Computer Systems against the risk of business disruption arising from attacks (including virus, worm and denial-of-service attacks), unauthorized activities of any employee or contractor of A2iA or any of its Subsidiaries, hackers or any other Person. To the Sellers’ Knowledge, there have been no material breaches of A2iA’s or its Subsidiaries’ security procedures applying to the A2iA Computer Systems, including any such breach or incident that requires notice to any Person.
3.19    Data Privacy and Security.
(a)    A2iA and its Subsidiaries comply, and at all times during the past three (3) years have complied, in all material respects with its internal privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Information collected by A2iA or its Subsidiaries or by third parties acting on behalf of or having authorized access to the records of A2iA or its Subsidiaries. Neither A2iA nor any of its Subsidiaries has received any written complaint regarding A2iA’s or its Subsidiaries’ collection, use or disclosure of Personal Information. Neither A2iA nor any of its Subsidiaries has experienced any material breach of security or unauthorized access by third parties to Personal Information in A2iA’s or its Subsidiaries’ possession, custody or control.
(b)    A2iA’s or its Subsidiaries’ operation of any websites used in connection with the business of A2iA and its Subsidiaries, the content thereof, and all data processed, collected, stored or disseminated in connection therewith, comply in all material respects with all Applicable Laws, and do not violate any Person’s right of privacy or publicity. A2iA and its Subsidiaries have posted privacy policies governing A2iA’s and its Subsidiaries’ use of data, and disclaimers of liability, on its websites, and A2iA and its Subsidiaries have complied with such applicable privacy policies in all material respects. A2iA and its Subsidiaries have taken reasonable steps in accordance with normal industry practices to secure its websites and data from unauthorized access or use thereof by any Person. To the Sellers’ Knowledge, no website security measure implemented by A2iA or any of its Subsidiaries has been penetrated, and no website maintained by A2iA or any of its Subsidiaries has been the target of any defacement, unauthorized access, denial-of-service assault or other attack by hackers.
3.20    Taxes.
(a)    Each of A2iA and its Subsidiaries has timely filed all Tax Returns required to be filed by it, and all such Tax Returns are accurate and complete in all material respects. Each of A2iA and its Subsidiaries has paid all Taxes due and payable by it. No unresolved deficiencies for any Taxes have been proposed, asserted or assessed against A2iA or any of its Subsidiaries. A2iA and its Subsidiaries have maintained and preserved all books and records required for Tax purposes.
(b)    The aggregate unpaid current Taxes of A2iA and its Subsidiaries do not exceed the reserve for current Tax liability set forth on the face of such A2iA Interim Financial Statements.
(c)    Except as otherwise set forth on Schedule 3.20(c) of the Disclosure Schedule, neither A2iA nor any of its Subsidiaries has: (i) received any written notice that it is being audited by any Taxing authority which audit has not been completed; (ii) granted any presently operative waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax other than as the result of extending the due date of a Tax Return; (iii) granted to any Person a power of attorney with respect to Taxes, which power of attorney will be in effect as of or following the Closing; (iv) received a written inquiry from any Taxing authority regarding the filing of Tax Returns in a jurisdiction where it is not presently filing Tax Returns; or (v) availed itself of any Tax amnesty or similar relief in any Taxing jurisdiction. To the Sellers’ Knowledge, there are no current audits of U.S. federal, state or local or non-U.S. Tax Returns of A2iA and its Subsidiaries by any Taxing authority.
(d)    Except as otherwise set forth on Schedule 3.20(d) of the Disclosure Schedule, all transactions or arrangements made by A2iA and its Subsidiaries with any other Person have been made on arm’s length terms, and the processes by which prices and terms have been arrived at, as construed by Section 57 of the French Code Général des Impôts and Code Section 482 where applicable, have been, if need be, documented in accordance with Applicable Laws.
(e)    Neither A2iA nor any of its Subsidiaries have assumed any liability for the Taxes of another Person under any Contract or course of dealing which liability remains unpaid. Neither A2iA nor any of its Subsidiaries is bound by any Tax sharing or Tax allocation agreement or similar arrangements (including any indemnity arrangements) other than the tax consolidation agreement entered into between A2iA and its French tax consolidated Subsidiaries and any such agreement entered into in the ordinary course of business that is not primarily related to Taxes but which typically includes in that type of contract Tax sharing responsibilities (such as paying real estate Taxes in leases or grossing up for withholding Taxes in a credit agreement).
(f)    A2iA and its Subsidiaries have timely and properly collected all sales, use, value-added, and similar Taxes required to be collected, and have remitted on a timely basis, the amounts required to be paid to the appropriate Government Authority. A2iA and its Subsidiaries have properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.
(g)    Neither A2iA nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) in existence on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or deposit received on or prior to the Closing Date; (vi) pursuant to Section 951(a) of the Code with respect to an interest held by A2iA or any of its Subsidiaries in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date (assuming for this purpose that the taxable year of such controlled foreign corporation ends on the Closing Date); or

(vii) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law).
(h)    There is no lien for Taxes on any of the assets of A2iA, except for Permitted Liens.
(i)    A2iA and its Subsidiaries have deducted or withheld all Taxes which they were obligated by Applicable Law to deduct or withhold from amounts paid to employees, and have properly accounted for and paid over to the relevant Taxing authority all amounts so deducted or withheld.
(j)    Neither A2iA nor any of its Subsidiaries (i) is or has been, with respect to financial years closed on or after January 1, 2015, a member of an affiliated group of corporations filing a consolidated federal income Tax Return (or a group of corporations filing a consolidated, combined or unitary income Tax Return under comparable provisions of state, local or non-U.S. Tax law) other than a group the common parent of which is or was A2iA, or (ii) has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by Contract, by operation of law, or otherwise.
(k)    There is no plan or Contract covering any employee or service provider of A2iA Corp. that, considered individually or collectively with any other such plans or Contracts, will give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. There is no plan or Contract to which A2iA Corp. is party or by which it is bound to compensate any employee or service provider for excise taxes paid pursuant to Section 4999 of the Code.
3.21    Employee Benefit Plans.
(a)    Schedule 3.21(a) of the Disclosure Schedule lists all: (i) stock option, stock purchase, free shares, phantom stock, stock appreciation right, restricted stock unit plans, supplemental retirement, sabbatical, medical, dental, vision care, disability, employee relocation, dependent care, life insurance or accident insurance programs or arrangements; (ii) bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements; (iii) other fringe or employee benefit plans, programs or arrangements; and (iv) employment, individual consulting, retention, change of control or executive compensation or severance agreements, written or otherwise, as to which any unsatisfied obligations of A2iA or any of its Subsidiaries remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of A2iA or any of its Subsidiaries that are in excess of those otherwise required to be paid or provided by Applicable

Law (all of the foregoing described in clauses (i) through (iii), collectively, the “A2iA Employee Plans”).
(b)    A2iA has made available to Buyer a true, correct and complete copy of each of the A2iA Employee Plans and related material documents. Neither A2iA nor its Subsidiaries sponsors or maintains any self-funded employee benefit plan, including any plan to which a stop-loss policy applies. All individuals who, pursuant to the terms of any A2iA Employee Plan, are entitled to participate in any A2iA Employee Plan, are either currently participating in such A2iA Employee Plan or have been offered an opportunity to do so.
(c)    Except as set forth on Schedule 3.21(c) of the Disclosure Schedule, none of the A2iA Employee Plans are subject to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or Employee Retirement Income Security Act of 1974, as amended. Each A2iA Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all Applicable Laws, and each of A2iA and its Subsidiaries have performed all obligations required to be performed by it under, is not in default under or in violation of any of the A2iA Employee Plans, and, to the Sellers’ Knowledge, no other party to such A2iA Employee Plans is in default thereunder.
(d)    Except as set forth on Schedule 3.21(d) of the Disclosure Schedule, all contributions required to be made by A2iA or any of its Subsidiaries to any A2iA Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each A2iA Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing, other than contributions accrued in the ordinary course of business consistent with past practice after the date of the A2iA Balance Sheet as a result of the operations of A2iA and its Subsidiaries after the date of the A2iA Balance Sheet).
(e)    Except as set forth on Schedule 3.21(e) of the Disclosure Schedule, there has been no written amendment to, interpretation or announcement by A2iA or any of its Subsidiaries relating to, or change in participation or coverage under, any A2iA Employee Plan that would materially increase the expense of maintaining such A2iA Employee Plan above the level of expense incurred with respect to such A2iA Employee Plan for the most recent full fiscal year included in the A2iA Financial Statements.
(f)    Except as set forth on Schedule 3.21(f) of the Disclosure Schedule, no A2iA Employee Plan is sponsored, maintained or contributed to under the law or applicable custom or rule of any jurisdiction outside of France.
(g)    There are no: (i) Actions pending or threatened in writing by any Government Authority involving the A2iA Employee Plans; nor (ii) Actions pending or threatened in writing

(other than routine claims for benefits) against any A2iA Employee Plans, the assets of any of the trusts under any A2iA Employee Plans, any fiduciary of any A2iA Employee Plans or A2iA or any of its Subsidiaries with respect to any A2iA Employee Plan or asserting any rights or claims to benefits under any A2iA Employee Plan or against the assets of any trust under such A2iA Employee Plan.
(h)    Except as set forth on Schedule 3.21(h) of the Disclosure Schedule, none of the A2iA Employee Plans provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment in excess of such benefits or coverage as is required by Applicable Law.
(i)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event: (i) entitle any current or former employee, officer, director or other service provider of A2iA or any of its Subsidiaries to severance pay, unemployment compensation, a change of control payment or any other payment; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director or other service provider.
(j)    Neither A2iA nor any of its Subsidiaries has (i) implemented a collective redundancy plan (plan de sauvegarde de l’emploi) or a collective amicable termination plan (rupture conventionnelle collective) affecting any site of employment, or one or more facilities or operating units within any site of employment or facility, of its business and (ii) been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of regulations applicable to collective redundancy plans.
(k)    The representations and warranties in Section 3.20 (Taxes) and this Section 3.21 (Employee Benefit Plans) constitute the sole and exclusive representations and warranties regarding any Tax matters of A2iA and any of its Subsidiaries, including representations and warranties regarding compliance with Tax Laws, liability for Taxes, and the filing of Tax Returns. No representation or warranty in Section 3.20 or this Section 3.21 relates to the availability of any Tax attribute or credit in a taxable period beginning after the Closing Date or, other than with respect to the representations set forth in Sections 3.20(d), 3.20(g), 3.20(j), and 3.20(d), the amount of Taxes payable by A2iA or any of its Subsidiaries in a taxable period beginning after the Closing Date.
3.22    Anti-Money Laundering. No Action by or before any Government Authority against or affecting A2iA or any of its Subsidiaries, or any assets or properties of A2iA or any of its Subsidiaries, with respect to Applicable Laws related to anti-money laundering is pending or threatened in writing.
3.23    Anticorruption; Improper Payments. Since January 1, 2015, A2iA, its Subsidiaries and their respective officers, directors or employees have not, and each have taken reasonable measures to ensure that authorized distributors or resellers acting on behalf of A2iA or any of its Subsidiaries have not, (a) violated any anti-corruption law (including Improper Payment Laws) to the extent such Laws were or are applicable to A2iA or any of its Subsidiaries, or (b) offered, paid, promised to pay, or authorized the payment of any money or anything in value, either directly or indirectly, to any Government Official to secure any improper advantage or obtain favorable treatment in obtaining or retaining business. Neither A2iA, nor any of its Subsidiaries, nor any of their respective officers, directors or employees, nor to the Sellers’ Knowledge, any authorized distributors or resellers acting on behalf of A2iA, has received any written notice or other written communication from any Person that alleges a breach of any anti-corruption laws (including Improper Payment Laws), nor has been involved in any internal investigation involving any allegations relating to a potential violation of any of such anti-corruption laws, nor has received a written request for information from any Government Authority regarding any such anti-corruption laws. A2iA, its Subsidiaries and their respective officers, directors or employees have not, and each have taken reasonable measures to ensure that authorized distributors or resellers acting on behalf of A2iA or any of its Subsidiaries have not, employed or retained, directly or indirectly, a Government Official or a family member of a Government Official. No Government Official has, directly or indirectly, the right of control over, or any beneficial interest in A2iA or any of its Subsidiaries.
3.24    Import and Export Control Laws.
(a)    A2iA and its Subsidiaries have for the past three (3) years conducted their import and export transactions in accordance in all material respects with all applicable provisions of French export and re-export controls and all other applicable import/export controls in other countries with which A2iA and its Subsidiaries do business. Without limiting the foregoing: (i) A2iA and its Subsidiaries have obtained (if applicable) all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Government Authority necessary to conduct their businesses and required for (A) the export, import and re-export of products, services, Software and technologies and (B) releases of technologies and Software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”); (ii) A2iA and its Subsidiaries are in compliance in all material respects with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Sellers’ Knowledge, threatened, claims against A2iA or any of its Subsidiaries with respect to such Export Approvals; (iv) there are no actions, conditions or circumstances pertaining to A2iA or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future claims; (v) neither A2iA nor any of its Subsidiaries, nor any of their respective Affiliates, has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Government Authority regarding any past import or export control violations; and (vi) no Export Approvals with respect to the transactions contemplated hereby are required.

(b)    Neither A2iA nor any of its Subsidiaries, nor, to the Sellers’ Knowledge, any of their Affiliates, is a party to any Contract or bid with, or has conducted business with (directly or, to the Sellers’ Knowledge, indirectly), any Person located in, or to the Sellers’ Knowledge, otherwise has any operations in, or sales to, Cuba, Iran, Iraq, North Korea, Libya, Belarus, Democratic Republic of Congo, the Republic of Crimea, Somalia, Zimbabwe, Syria or Sudan. During the past five (5) years, neither A2iA nor any of its Subsidiaries has received written notice to the effect that a Government Authority claimed or alleged that A2iA or any of its Subsidiaries was not in compliance in all material respects with any Applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State.
3.25    Finders or Brokers. Except as set forth in Section 3.25 of the Disclosure Schedule, A2iA has not employed or retained any investment banker, broker, finder or other intermediary who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers as of the date hereof as follows:
4.1    Organization, Etc.
(a)    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Buyer is duly qualified to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each foreign jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.
(b)    Buyer is not in violation of any provision of its organizational documents.
4.2    Authority; Binding Nature. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by each Seller, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing, regardless of whether enforcement is sought in equity or at law.
4.3    No Violations, Etc. No filing with or notification to, and no permit, authorization, consent or approval of any Government Authority, nor approval from the stockholders of Buyer, is necessary on the part of Buyer in connection with the consummation by Buyer of the transactions contemplated hereby, except as may be required pursuant to the rules and regulations of the SEC or the Exchange.  Neither the execution nor delivery of this Agreement by Buyer, nor the consummation and performance of the transactions contemplated hereby by Buyer, will: (i) conflict with or result in any violation or breach of or default under (with or without notice or lapse of time) any provision of the organizational documents of Buyer; (ii) violate any Applicable Law; (iii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, result in any material change in or give rise to any right of termination, cancellation, acceleration, redemption or repurchase under any of the terms, conditions or provisions of any material contract of Buyer, except as would not reasonably be expected to have a material adverse effect on the ability of Buyer to enter into this Agreement or consummate the transactions contemplated hereby.
4.4    Litigation. There is no Action pending or, to Buyer’s knowledge, threatened against or affecting Buyer that seeks to prevent, enjoin, alter or delay consummation of the transactions contemplated by this Agreement.
4.5    Valid Issuance of Buyer Common Stock. The shares of Buyer Common Stock constituting the Stock Consideration, when issued, sold and delivered in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and Liens created by or imposed by a Seller and will not be issued from any treasury shares of Buyer. Assuming the accuracy of the representations of the Sellers in ARTICLE II of this Agreement, the Stock Consideration will be issued in compliance with all applicable federal and state securities laws.
4.6    Finders or Brokers. Buyer has not employed or retained any investment banker, broker, finder or other intermediary who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
4.7    SEC Reports. The financial statements included in or incorporated by reference into Buyer’s most recent Annual Report on Form 10-K filed with the SEC for its fiscal year ended

September 30, 2017 (including any related notes and schedules thereto) (a) were prepared in accordance with accounting principles generally accepted in the United States consistently applied and maintained throughout the periods indicated and (b) fairly present, in all material respects, the financial position of Buyer and its Subsidiaries as of the respective dates thereof.
4.8    Compliance with Applicable Laws.
(a)    Buyer is in compliance in all material respects with all Applicable Laws, except as would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.
(b)    Buyer has not received any notice or other communication from any Government Authority or any other Person regarding any actual or alleged violation of, or failure to comply with, any Applicable Law.
(c)    Buyer holds, and has held for the past three (3) years, and immediately following the Closing will hold, all Permits legally required for the conduct, ownership, use, occupancy or operation of its businesses and assets. Buyer complies, and has for the past three (3) years complied, in all material respects with all such Permits. Buyer has not received any notification or other written communication from any Government Authority or any other Person that may affect the validity of such Permits and/or the renewal of such Permits, that Buyer, as applicable, is not in compliance in any material respect with any such Permit, any claims of any violations of any material terms of any Permits that has not been complied with or of any actual or possible revocation, withdrawal, suspension, cancellation, termination, or material modification of any such Permit. All such Permits are valid and in full force and effect
4.9    Tax Status. Buyer is treated as a corporation for United States income Tax purposes.
4.10    No Other Representations. Buyer acknowledges that, except as set forth in this Agreement, none of Sellers nor any of their respective Affiliates, employees, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, relating to A2iA and its Subsidiaries, their business or as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its Affiliates, employees, agents or representatives. This Section 4.10 shall not limit or modify the representations and warranties of the Sellers in Article II and III of this Agreement or the right of Buyer to rely thereon.
ARTICLE V
POST-CLOSING COVENANTS

5.1    Confidentiality; Public Announcements.
(a)    Without the consent of Buyer, from and after the Closing, neither the Sellers’ Representative nor any Seller shall use or disclose any Confidential Information for any reason or purpose whatsoever, except: (i) for the benefit of A2iA in the course of performing duties as an employee, officer, director or other Representative of A2iA or any of its Subsidiaries; (ii) as compelled by Applicable Law by any Government Authority or as requested in writing by any Government Authority having jurisdiction or authority over such Seller; (iii) to the extent necessary for the preparation for and prosecution or defense of any Action involving Buyer and by or against any Seller (provided that in the case of clause (iii), in no event shall the Sellers’ Representative or any Seller publicly disclose any Confidential Information); (iv) to the extent it is necessary to disclose the Aggregate Purchase Price in the preparation and filing of any Tax Return or Tax election relating to any Seller or its Affiliates; or (v) to such Seller’s accountants, legal counsel, or financial or other advisors which have a duty, legal or contractual, of confidentiality with respect thereto.
(b)    Neither the Sellers’ Representative nor any Seller shall (nor shall the Sellers’ Representative or any Seller permit its or their Representatives to) issue any press release or make any public statement or disclosure regarding this Agreement or any of the transactions contemplated hereby without Buyer’s prior written consent.
5.2    Securities Laws Compliance.
(a)    Each Seller agrees that it will not, during the period commencing on the date of issuance of the Stock Consideration and ending on the six (6) month anniversary of such date, or such shorter period as may be permitted by Regulation S or other applicable securities law (the “Restricted Period”), offer, sell, pledge or otherwise transfer such Stock Consideration in the United States, or to a U.S. Person for the account or for the benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S unless such Stock Consideration is registered under the Securities Act or can be transferred pursuant to an exemption from such registration. Prior to the expiration of the Restricted Period, each Seller agrees not to engage in any short selling of, or any hedging transaction with respect to, the Stock Consideration, including without limitation, any put, call or other option transaction, option writing or equity swap.
(b)    Each Seller will, after expiration of the Restricted Period, offer, sell, pledge or otherwise transfer Stock Consideration only pursuant to registration under the Securities Act or an available exemption therefrom including, without limitation and to the extent available, Rule 144 thereunder, and in accordance with all applicable state and non-U.S. securities laws. During the Restricted Period, no Seller will engage in any directed selling efforts to a U.S. Person (within the meaning of Regulation S) with respect to Stock Consideration and each Seller and any person acting on his behalf will comply, to the extent applicable, with the “offering restrictions” requirements of Regulation S under the Securities Act.

(c)    Each Seller agrees not to cause any advertisement of the Stock Consideration to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the shares of Stock Consideration, except such advertisements that include the statements required by Regulation S under the Securities Act, and only offshore and not in the United States or its territories, and only in compliance with any local applicable securities laws.
5.3    Release from Sellers. Each Seller hereby irrevocably releases and discharges Buyer and A2iA and each of their Subsidiaries and their respective directors, officers, employees, Affiliates, successors and assigns, from any and all claims of any nature whatsoever that such Seller may have, or ever had before the Closing, arising out of, or related to, such Seller’s status as a stockholder, employee, consultant, officer or director or equity award holder in A2iA or any of its Subsidiaries, except relating to Buyer’s or A2iA’s failure to perform any of their obligations, undertakings or covenants under this Agreement and except for any rights (e.g., compensation or accrued vacations) due to them in the ordinary course of business for the performance of their office or employment position with A2iA and its Subsidiaries. To implement a full and complete release and discharge of claims as set forth above, each Seller expressly acknowledges that this release is intended to include in its effect all claims such Seller does not know or suspect to exist in such Seller’s favor at the time of signing this Agreement, and that this release contemplates the extinguishment of any such claims. The invalidity or unenforceability of any part of this release shall not affect the validity or enforceability of the remainder of this release or any other provisions of this Agreement, which shall remain in full force and effect.
5.4    Release from Buyer. Buyer shall not, and shall cause its Subsidiaries (including, following the Closing, A2iA and its Subsidiaries) to not assert any claim against any former or current director, manager or officer of A2iA or any of its Subsidiaries (including, for the avoidance of doubt, those individuals resigning effective upon the Closing) with respect to any management decisions taken by such individuals in their capacity as a director, manager or officer of A2iA or any of its Subsidiaries prior to the Closing Date; provided that nothing in this Section 5.4 shall prohibit Buyer from asserting, or limit any individual’s liability for, any claim resulting from fraud, misappropriation, willful misconduct or gross negligence.
5.5    Further Action. If, at any time after the Closing, any further action is reasonably determined by Buyer to be necessary to carry out the purposes of this Agreement and the transactions contemplated hereby or to vest Buyer with full right, title and possession of and to all rights and property of A2iA and its Subsidiaries, the officers and directors of Buyer shall be fully authorized (in the name of A2iA) to take such action.
ARTICLE VI
CLOSING DELIVERIES

6.1    Sellers’ Closing Deliveries. At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following (collectively, the “Sellers’ Closing Deliveries”):
(a)    A certificate of good standing (certificat de non-faillite) with respect to each of A2iA and its Subsidiaries issued by the Secretary of State or equivalent Government Authority of its jurisdiction of formation;
(b)    A transfer order, duly executed by each Seller in favor of Buyer, for the transfer to Buyer of all Shares owned by such Seller;
(c)    A transfer order, duly executed by each Seller holding Convertible Bonds in favor of A2iA, for the transfer to A2iA of all Convertible Bonds owned by such Seller;
(d)    A tax transfer form (Cerfa 2759), duly executed by each Seller, with respect to the transfer to Buyer of all Shares owned by such Seller;
(e)    A2iA security transfer registers and individual security holders accounts (registres de mouvements de titres and comptes individuels d’associés), updated as of the Closing Date to reflect Buyer’s acquisition of the Shares and A2iA’s acquisition of the Convertible Bonds;
(f)    A copy of the opinion rendered by the Works Council of A2iA SAS;
(g)    Certified copies of all corporate resolutions as the case may be necessary to authorize the repurchase of the Convertible Bonds, including the consummation of the transactions contemplated hereby;
(h)    A copy of the OB Employment Agreement and OB Mandate Agreement duly executed by Olivier Baret and A2iA SAS;
(i)    A copy of the JLF Mandate Agreement duly executed by Jean-Louis Fages and A2iA SAS;
(j)    Certified copies of the resolutions of the sole shareholder of A2iA SAS approving the conclusion of the OB Mandate Agreement with respect to the terms of office of Olivier Baret in A2iA SAS;
(k)    Certified copies of the resolutions of the sole shareholder of A2iA SAS approving the conclusion of the JLF Mandate Agreement with respect to the terms of office of Jean-Louis Fages in A2iA SAS;
(l)    Originals of the resignation letters of the corporate directors and officers of A2iA and its Subsidiaries identified in Schedule 6.1(l) (which, for the avoidance of doubt, shall not include Jean-Louis Fages), effective as if the Closing Date;

(m)    Evidence reasonably acceptable to Buyer of satisfaction and termination of the Galapagos Call Options;
(n)    (i) A certificate, properly executed by an officer of A2iA Corp., to the effect that the stock of A2iA Corp. does not constitute a “United States real property interest” under Section 897(c) of the Code, for purposes of satisfying Buyer’s or A2iA’s obligations under Treasury Regulation Section 1.1445-2(c)(3), and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Buyer or A2iA to deliver such items to the IRS on behalf of A2iA Corp. upon the Closing;
(o)    Payoff letters or similar instruments, in form and substance reasonably acceptable to Buyer with respect to all Closing Debt, which letters provide for the release of all Liens relating to the Closing Debt following satisfaction of the terms contained in such payoff letters (each, a “Payoff Letter”);
(p)    Final invoices or similar instruments with respect to all Transaction Fees to be paid on the Closing Date (each, a “Final Invoice”);
(q)    Evidence reasonably acceptable to Buyer that A2iA has paid to each payee of Closing Debt the amount set forth in the Payoff Letter delivered with respect to such item of Closing Debt, to each holder of Convertible Bonds their portion of the Convertible Bonds Consideration and to each holder of Class A Shares their portion of the Class A Dividend;
(r)    A copy of the Convertible Bonds Repurchase Agreement duly executed by the holders of the Convertible Bonds and A2iA;
(s)    Evidence reasonably acceptable to Buyer that A2iA has paid all Transaction Fees as set forth in the Final Invoices on behalf of Sellers or A2iA, as applicable;
(t)    A copy of the fully executed termination agreement of the mandate agreement entered into between A2iA, certain Sellers and Cambon Partners; and
(u)    A copy of the Escrow Agreement duly executed by the Sellers’ Representative.
6.2    Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered:
(a)    To Sellers, a certificate of good standing with respect to Buyer issued by the Secretary of State of its jurisdiction of formation;
(b)    To each Seller, a copy of the tax transfer form (Cerfa 2759), duly executed by Buyer, with respect to the transfer to Buyer of the Shares owned by such Seller;

(c)    To Sellers, certified copies of all corporate resolutions authorizing Buyer’s execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
(d)    To Sellers, evidence that Buyer has instructed its transfer agent to issue, and evidence that the transfer agent has issued, the Stock Consideration as set forth in Sections 1.4(a)(iii) and 1.4(a)(iv);
(e)    To each Seller, the portion of the Cash Consideration in immediately available funds by wire transfer to the bank account set forth opposite such Seller’s name on the Seller Payout Schedule;
(f)    To each Seller, the portion of the Stock Consideration set forth opposite such Seller’s name on the Seller Payout Schedule;
(g)    To Sellers, a copy of the Escrow Agreement duly executed by Buyer and the Escrow Agent; and
(h)    To the Escrow Agent, the Cash Escrow Amount and the Stock Escrow Amount.
6.3    Effectiveness of the Closing Obligation. All matters to take place at Closing under this Agreement will be considered to take place simultaneously, and no delivery of any document required to be completed at or in connection with the Closing will be deemed complete, until all transactions and deliveries of documents required by this Agreement to be completed at or in connection with the Closing are completed.
ARTICLE VII
INDEMNIFICATION
7.1    Survival of Representations, Etc.
(a)    Except for the representations and warranties made by Sellers in Sections 2.4, 2.5 and 3.20, subject to Section 7.1(d), the representations and warranties made by Sellers to Buyer in this Agreement (including the representations and warranties set forth in ARTICLE II and ARTICLE III) and any certificates delivered or executed by A2iA or the Sellers’ Representative at or prior to the Closing in connection with this Agreement and the transactions contemplated hereby, together in each case with the corresponding indemnification rights of Buyer set forth in this ARTICLE VII, shall survive the Closing and shall remain in full force and effect until, and expire at, 11:59 p.m. Central Europe Time on the date that is two (2) years following the Closing Date.
(b)    Subject to Section 7.1(d), the representations and warranties made by the Sellers in Sections 2.4, 2.5 and 3.20, together with the corresponding indemnification rights of

Buyer set forth in this ARTICLE VII, shall survive the Closing until sixty (60) days after the expiration of the relevant statute of limitations applicable to the right of any Person, including a Government Authority, to bring a claim with respect to such matters.
(c)    Subject to Section 7.1(d), all of the covenants and obligations of Sellers and the Sellers’ Representative to Buyer contained in this Agreement, together in each case with the corresponding indemnification rights of Buyer set forth in this ARTICLE VII, shall survive: (i) until fully performed or fulfilled, unless non-compliance with such covenants or obligations is waived in writing by Buyer; or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.
(d)    If, at any time prior to the expiration of the applicable survival period set forth above with respect to any particular representation, warranty, covenant or obligation of Sellers, (x) Buyer delivers to the Sellers’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any representation or warranty referenced in Sections 7.1(a) or a breach of any covenant or obligation referenced in Section 7.1(c), setting forth in reasonable detail the basis for Buyer’s belief that such an inaccuracy or breach may exist (and providing the corresponding supporting evidences) and asserting a claim for Damages under Section 7.2 based on such alleged inaccuracy or breach, then the representation, warranty, covenant or obligation underlying the claim asserted in such notice and all corresponding indemnification rights of Buyer set forth in this ARTICLE VII shall survive until such time as such claim is fully and finally resolved in accordance with this Agreement and the Escrow Agreement.
7.2    Indemnification Rights.
(a)    From and after the Closing, Buyer shall be entitled to be indemnified and held harmless from and against, and Sellers shall indemnify and hold Buyer harmless against, and compensate, reimburse and pay for, any Damages suffered or incurred by any Indemnitee (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from, as a result of, or are connected with:
(i)    any inaccuracy in or breach of any representation or warranty of the Sellers to Buyer set forth in ARTICLE III of this Agreement and any certificates delivered or executed by A2iA or the Sellers’ Representative in connection with this Agreement and the transactions contemplated hereby at or prior to the Closing (in each case, without giving effect to any materiality or similar qualification contained or incorporated in such representation or warranty);
(ii)    any breach of any covenant or obligation of the Sellers’ Representative to Buyer in this Agreement (including the covenants set forth in ARTICLE V);

(iii)    any Closing Debt, Convertible Bond Consideration, Class A Dividend, Transaction Fees or Change in Control Payments that are in excess of the amounts set forth on the Closing Balance Sheet;
(iv)    any inaccuracies in the Closing Balance Sheet that, individually or in the aggregate, exceed €150,000;
(v)    any claim by any Person (A) arising out of or relating to the allocation or distribution of the Cash Consideration and the Stock Consideration among the Sellers, provided that such allocation and distribution was done in accordance with the Seller Payout Schedule, or (B) any failure of the Seller Payout Schedule to be true and correct;
(vi)    any claim arising from the matters set forth on Schedule 7.2(a)(vi); or
(vii)    any Action relating to any matter referred to in clauses “(i)” through “(vi)” above (including any Action commenced by Buyer for the purpose of enforcing any of its rights under this ARTICLE VII).
(b)    From and after the Closing, Buyer shall be entitled to be indemnified and held harmless from and against, and each Seller shall, severally but not jointly, indemnify and hold Buyer harmless against, and compensate, reimburse and pay for, any Damages which are suffered or incurred by any Indemnitee (regardless of whether or not such Damages relate to any Third Party Claim) and which arise from, as a result of, or are directly or indirectly connected with:
(i)    any inaccuracy in or breach of any representation or warranty of such Seller to Buyer set forth in ARTICLE II of this Agreement (in each case, without giving effect to any materiality or similar qualification contained or incorporated directly or indirectly in such representation or warranty); or
(ii)    any breach of any covenant or obligation of such Seller to Buyer in this Agreement (including the covenants set forth in ARTICLE V).
7.3    Indemnification Payments; Remedies.
(a)    Buyer shall not be entitled to be held harmless or to indemnification, compensation, reimbursement or payment pursuant to Section 7.2 for any of the matters set forth therein:
(i)    until (x) in respect of any single Damage, the amount of such single Damage exceeds €20,000 (the “De Minimis Amount”) and (y) the total amount of all Damages suffered or incurred by one or more of the Indemnitees as a result of any of the matters set forth in Section 7.2(a)(i) exceeds €250,000 in the aggregate (the “Basket Amount”), at which time Buyer shall be entitled to be held harmless, indemnified against and compensated, reimbursed and paid for the full amount of all Damages suffered or incurred with respect to the matters set forth in Section 7.2(a)(i), including the Basket Amount; provided that neither the De Minimis Amount nor the Basket Amount shall apply to Buyer’s indemnification rights (A) pursuant to Section 7.2(a)(ii) through Section 7.2(a)(vi) or Section 7.2(b) and (B) with respect to any Damages arising as a result of, related to or in connection with the inaccuracy in or breach of any of representations and warranties set forth in Sections 3.1, 3.2, 3.4 or 3.25;
(ii)    after the aggregate Damages paid to Buyer exceeds the Escrow Fund (the “Cap”); provided that the Cap shall not apply to Buyer’s indemnification rights (A) pursuant to Section 7.2(a)(ii) through Section 7.2(a)(v) or Section 7.2(b) and (B) with respect to any Damages arising as a result of, related to or in connection with the inaccuracy in or breach of any of representations and warranties set forth in Sections 3.1, 3.2, 3.4 or 3.25; and
(iii)    Buyer’s indemnification rights pursuant to Section 7.2(a)(ii) through Section 7.2(a)(v) and Section 7.2(b) and for breach of any representations and warranties set forth in Sections 3.1, 3.2, 3.4 or 3.25 shall not exceed the Aggregate Purchase Price.
(b)    Buyer may recover all applicable Damages for which it is entitled to indemnification pursuant to Section 7.2(a) from either: (i) the Escrow Fund; or (ii) directly from Sellers; provided, however, that Buyer must first seek recovery from the Escrow Fund prior to seeking recovery directly from Sellers if (x) the escrow period has not yet terminated and (y) there are still sufficient funds in the Escrow Fund that are not otherwise the subject of a pending claim by Buyer. With respect to Damages recovered from the Escrow Fund, Buyer shall (i) first recover Damages from the Cash Escrow Amount, and (ii) following the exhaustion of the Cash Escrow Amount, from the Stock Escrow Amount, with all shares of Buyer Common Stock cancelled to satisfy indemnification claims being valued at the Buyer Per Share Price as of the date such indemnification claim is finally resolved.
(c)    With respect to any breach by a particular Seller, Buyer may recover all applicable Damages for which it is entitled to indemnification pursuant to Section 7.2(b) from either (i) the Escrow Fund; or (ii) directly from the Seller whose breach gave rise to such right of indemnification; provided that if Buyer recovers such Damages from the Escrow Fund, such Seller’s right to receive funds or shares of Buyer Common Stock from the Escrow Fund upon the next Escrow Release Date shall be reduced by the amount of such Damages.
(d)    With respect to any Damages not satisfied from the Escrow Fund, each Seller shall be responsible for its Pro Rata Share of such Damages pursuant to this ARTICLE VII (subject to all limitations set forth in Section 7.3), and shall satisfy and pay such Damages within thirty (30) days as from:

(i)    in connection with a Third Party Claim conducted pursuant to Section 7.4, the date of (or, in the event Buyer is controlling the defense of such Third Party Claim, the date Buyer notifies the Sellers’ Representative of) a final enforceable decision (décision exécutoire insusceptible de recours) of a court or arbitration tribunal or any other enforceable decision from any Government Authority with respect to such Third Party Claim or a settlement agreement entered into between A2iA or any of its Subsidiaries and the third party asserting such Third Party Claim; and
(ii)    in connection with any other claim conducted pursuant to Section 7.5, the date of receipt of the acceptance of the claim by Sellers’ Representative or the expiration of the thirty (30) day notification period for disputes in accordance with Section 7.5, or in the event of a disagreement between the Sellers’ Representative and the applicable Indemnitee, on the date of a final enforceable decision (décision exécutoire insusceptible de recours) of a court or arbitration tribunal or any other enforceable decision from any Government Authority in respect of such disagreement.
(e)    Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Agreement shall limit any remedy of Buyer for fraud, willful breach, intentional misrepresentation or willful misconduct resulting in a breach of this Agreement on the part of any Seller or any of their respective Representatives in connection with this Agreement (including the applicability of the De Minimis Amount, the Basket Amount or the Cap), nor shall it limit any remedy of an Indemnitee pursuant to any warranties generally available to purchasers under Applicable Law, including under Articles 1626, 1641 and 1643 of the French Civil Code (Code civil); provided, however, that in no event shall any Seller that did not commit such fraud, willful breach, intentional misrepresentation or willful misconduct have any monetary liability pursuant to this Agreement in excess of the amount equal to such Seller’s Pro Rata Share of the aggregate value of the Aggregate Purchase Price plus the Convertible Bonds Consideration; and provided further that this Section 7.3(e) shall not prohibit Buyer from seeking and obtaining recourse against the Escrow Fund pursuant to the terms of this ARTICLE VII.
(f)    In calculating the amount of indemnifiable Damages relating to any claim for indemnification, the following amounts shall be deducted:
(i)    any Tax reimbursement actually received by A2iA and/or its Subsidiaries after the Closing Date, insofar as said Taxes had been paid by A2iA and/or its Subsidiaries prior to the Closing Date; and
(ii)    any sum actually paid to Buyer, A2iA and/or its Subsidiaries (whether as indemnity or otherwise) by a third party in relation to such Damage, including any insurance proceeds actually paid to Buyer, A2iA and/or its Subsidiaries in relation to such Damage.

(g)    To the extent a Damage gives rise to a claim by Buyer under more than one provision of this Agreement, Buyer may seek recovery under any and all such provisions and clauses; provided that, notwithstanding anything to the contrary contained in this Agreement, any Damages for which Buyer is entitled to indemnification under this ARTICLE VII shall be determined without duplication of recovery by reason of any event giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement.
(h)    The representations, warranties, covenants and obligations of Sellers and the rights and remedies that may be exercised by Buyer, including in each case the survival period applicable thereto, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any Indemnitee or any of its Representatives or Affiliates.
7.4    Defense of Third Party Claims.
(a)    In the event of the assertion or commencement by any Person of any claim or Action (whether against Buyer, any Subsidiary of Buyer (including A2iA and its Subsidiaries) or any other Person) with respect to which any of Buyer may be entitled to indemnification, compensation, reimbursement, payment or any other remedy pursuant to this ARTICLE VII, Buyer shall within five (5) Business Days give the Sellers’ Representative written notice of such claim or Action (each, a “Third Party Claim”); provided, however, that (i) such notice should describe the factual basis of such claim in reasonable detail, indicate a good faith estimate of the amount of the Damage and the grounds on which the request for indemnification is made, in each case, to the extent known and (ii) any failure on the part of Buyer to so notify the Sellers’ Representative shall not limit any of Buyer’s rights to indemnification, compensation, reimbursement or payment under this ARTICLE VII except to the extent (and only to the extent) such failure prejudices the defense of such Third Party Claim.
(b)    Within ten (10) Business Days of delivery of such written notice, the Sellers’ Representative may elect, by written notice delivered to Buyer, to take all necessary steps to diligently contest any Third Party Claim referenced in Section 7.4(a) with counsel of reputable standing. If the Sellers’ Representative elects to assume the defense of such Third Party Claim as provided herein, (i) it shall diligently conduct the defense; (ii) the election will conclusively establish that Buyer is entitled to relief under this Agreement for any Damages arising in connection with such Third Party Claim; and (iii) no compromise, settlement or consent to entry of any judgment of such Third Party Claim may be effected by the Sellers’ Representative without Buyer’s prior written consent which shall not be unreasonably withheld or delayed unless (A) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person, (B) Buyer shall receive a full and unconditional release from all liability with respect to such Third Party Claim and any other claims by the Person(s) bringing such Third Party Claim, and (C) the sole relief provided is monetary damages that are paid in full by Sellers. The Sellers’ Representative will lose any previously acquired right to control the defense of any Third Party Claim if, for any reason, the Sellers’ Representative ceases to diligently conduct the defense.
(c)    If the Sellers’ Representative makes the foregoing election, Buyer will have the right to participate in all negotiations and proceedings relating to such Third Party Claim with its own counsel at its own expense; provided that if the employment of such counsel has been authorized in writing by the Sellers’ Representative, then the reasonable fees and expenses of not more than one additional counsel for Buyer shall be included as “Damages” with respect to this Agreement.
(d)    If the Sellers’ Representative does not assume the defense of any matter for which it is entitled to assume such defense as provided above, or if the Sellers’ Representative elects to assume the defense but does not diligently conduct the defense, (i) Buyer shall have the full right to defend against any such Third Party Claim at Sellers’ expense, but shall only be entitled to settle or agree to pay in full such Third Party Claim with the written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed, and (ii) Sellers shall be bound by any determination resulting from such Third Party Claim and any compromise, settlement or judgment effected by Buyer.
(e)    Notwithstanding the foregoing, with respect to any Third Party Claim: (i) in which injunctive or equitable remedies have been sought in respect of any Indemnitee(s), A2iA or any of its Subsidiaries; (ii) the outcome of any judgment or settlement of which could materially adversely affect the business of the Indemnitee(s), A2iA or any of its Subsidiaries; (iii) which relates to any Intellectual Property Rights or other Intellectual Property issues; or (iv) the indemnifiable Damages pursuant to such Third Party Claim could reasonably be expected to exceed the then-remaining value of the Escrow Fund not subject to pending claims for indemnification, Buyer shall have the right, at its election and without compromising the rights of Buyer to indemnification, compensation, reimbursement or payment under this ARTICLE VII, to retain control of the defense of such Third Party Claim rather than cede control of such Third Party Claim to the Sellers’ Representative; provided that if the resolution of such Third Party Claim results in a right to indemnification, compensation, reimbursement or payment under this ARTICLE VII in favor of any Indemnitee, Buyer shall not settle or compromise any such Third Party Claim without the written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
(f)    With respect to any Third Party Claim subject to this ARTICLE VII, the Sellers’ Representative and Buyer shall render such assistance to each other as they may reasonably require, shall cooperate in good faith in the defense of such Third Party Claim and shall keep each other reasonably informed of the status of such Third Party Claim at all stages thereof. The Sellers’ Representative and Buyer shall make available to each other all relevant records and take such other action and sign such documents as are necessary to defend such Third Party Claim in a timely manner.
7.5    Direct Claims. In the event Buyer has a claim hereunder that does not involve a Third Party Claim, Buyer shall deliver notice of such claim with reasonable promptness to the Sellers’ Representative describing the factual basis of such claim in reasonable detail, indicating a good faith estimate of the amount of the Damage (to the extent known) and the grounds on which the request for indemnification is made and providing reasonable evidence to demonstrate such claim; provided that the failure to so notify the Sellers’ Representative shall not prejudice Buyer’s right to indemnification under this ARTICLE VII. If the Sellers’ Representative does not notify Buyer within thirty (30) days following its receipt of such notice that the Sellers’ Representative disputes liability to Buyer hereunder, the Sellers’ Representative will be deemed to have conceded Sellers’ liability for the claim specified by Buyer in such notice in full and the amount of Damages set forth therein shall be conclusively deemed a liability of the Sellers’ hereunder and (a) the Sellers’ Representative shall execute joint written instructions to the Escrow Agent authorizing and directing the release of such amount of Damages from the Escrow Fund and/or (b) the Sellers’ shall pay any amount of such Damages in excess of the then-remaining balance of the Escrow Fund to Buyer, as applicable, on demand to the extent that such claim is not subject to the Cap.
7.6    Waiver of Contribution. Each Seller hereby irrevocably waives and releases any right of contribution, subrogation or any similar right against any Indemnitee by reason of the fact that such Seller was an equityholder, employee, officer, director or agent of A2iA or one of its Subsidiaries in respect of matters that are or may become the subject of claims for indemnification hereunder and any indemnification payments that the Sellers may, at any time, be required to make to Buyer pursuant to this Agreement, whether directly or indirectly through its interest in the Escrow Fund.
7.7    Tax Treatment. To the extent permitted by Applicable Law, the parties agree to treat all payments under the provisions of this ARTICLE VII as an adjustment to the Aggregate Purchase Price and such treatment shall govern for purposes of this Agreement.
ARTICLE VIII
MISCELLANEOUS
8.1    Sellers’ Representative.
(a)    Each Seller hereby irrevocably appoints Andera Partners as the Sellers’ Representative and authorizes the Sellers’ Representative to take, and consents to the Sellers’ Representative taking, the following actions for and on behalf of Sellers following the Closing: (i) to give and receive notices and communications; (ii) to take any and all actions relating to claims to hold harmless, indemnify, compensate, reimburse or pay Buyer hereunder; (iii) to authorize delivery to Buyer of a portion of the Escrow Fund in satisfaction of claims by Buyer; (iv) to object to such deliveries; (v) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims; (vi) to take all other actions contemplated for the Sellers’ Representative in this Agreement and in the Escrow Agreement; (vii) to execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any other documents and agreements contemplated by this Agreement (including the Escrow Agreement); (viii) to make all elections or decisions contemplated by this Agreement and any other documents and agreements contemplated by this Agreement (including the Escrow Agreement); (ix) to amend, modify or waive provisions of this Agreement (subject to Section 8.2 and Section 8.3) or any of the other related agreements to which the Sellers’ Representative is a party; (x) to engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Sellers’ Representative in complying with the Sellers’ Representative’s duties and obligations; and (xi) to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. Buyer shall be entitled to deal exclusively with the Sellers’ Representative on all such matters relating to this Agreement (including ARTICLE VII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as being fully binding upon such Seller. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each Seller. Any decision or action by the Sellers’ Representative hereunder, including any agreement between the Sellers’ Representative and Buyer relating to the defense, payment or settlement of any claims to hold harmless, indemnify, compensate, reimburse or pay Buyer hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Seller. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The Sellers’ Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents willful misconduct.
(b)    If the Sellers’ Representative shall for any reason become unable to fulfill its responsibilities as the agent of Sellers, then the Sellers’ Representative shall, within ten (10) days after the date upon which the Sellers’ Representative becomes unable to fulfill its responsibilities, appoint a successor representative reasonably acceptable to Buyer. Any such successor shall become the “Sellers’ Representative” for all purposes hereunder.
8.2    Amendment and Modification. This Agreement may be amended, modified or supplemented only by the written agreement of Buyer, Sellers and Sellers’ Representative at any time.

8.3    Waiver of Compliance; Consents. Any failure of Buyer, on the one hand, or Sellers, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Sellers (with respect to any failure by Buyer) or by Buyer (with respect to any failure by Sellers), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be deemed effective when given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.
8.4    Notices. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and shall be deemed to have been effectively given: (i) upon personal delivery to the recipient; (ii) when sent by confirmed facsimile, if sent during normal business hours of the recipient; if not, then on the next Business Day; or (iii) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient at the following addresses:
if to Sellers, to:    Andera Partners
374 rue Saint-Honoré
75001 Paris France
Email: m.caron@anderapartners.com
Attention: Mayeul Caron
with a copy to:    DLA Piper France LLP
27 rue Laffitte
75009 Paris France
Email: Jeremy.Scemama@dlapiper.com
Attention: Jeremy Scemama
with a copy to:    Willkie Farr & Gallagher
21 23 rue de la Ville l’Eveque
75008 Paris France
Email: gdesaxce@willkie.com
Attention: Grégory de Saxcé
if to Buyer, to:    Mitek Systems, Inc.
600 B Street, Suite 10
San Diego, CA 92101
Email: jgray@miteksystems.com
Attention: Jason Gray

with a copy to:    Paul Hastings LLP
32, rue de Monceau
75008 Paris, France
Email: carlsanchez@paulhastings.com
             melissasampson@paulhastings.com
Attention:     Carl Sanchez
     Melissa Sampson

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 8.4.
8.5    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that (a) nothing in this Agreement shall or is intended to limit the ability of Buyer to assign its rights or delegate its obligations under this Agreement, in whole or in part, without the consent of any Seller to any Affiliate of Buyer, and (b) with respect to any assignment of rights or delegation of obligations by any Seller to an Affiliate of such Seller with substantially similar financial capabilities as such Seller, the Buyer’s consent shall not be unreasonable delayed or withheld. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto.
8.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of France without reference to any principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.
8.7    Specific Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations pursuant to this Agreement in accordance with its specified terms or otherwise breach such terms. Accordingly, each party acknowledges and agrees that the other parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that: (i) any party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

8.8    Consent to Jurisdiction. Each of the parties hereto: (x) consents to submit itself to the jurisdiction of the Commercial Court of Paris (Tribunal de Commerce de Paris) in the event that any dispute arises out of or in connection with this Agreement or the transactions contemplated hereby which cannot be resolved amicably between the parties; (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (z) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby, in any court other than the Commercial Court of Paris (Tribunal de Commerce de Paris).
8.9    Severability. Any term or provision of this Agreement that is held to be invalid or unenforceable in any situation or any jurisdiction by any court of competent jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
8.10    Interpretation.
(a)    For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include the masculine and feminine genders.
(b)    As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”.
(c)    Except as otherwise expressly indicated, all references in this Agreement to a “Section”, “Article”, “Preamble”, “Recitals” or “Exhibit” are intended to refer to a Section, Article, the Preamble, the Recitals or an Exhibit of this Agreement, and all references to a “Schedule” are intended to refer to a Schedule of the Disclosure Schedule.

(d)    As used in this Agreement, the terms “hereof”, “hereunder”, “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision, Section, Exhibit or Schedule of this Agreement.
(e)    Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations among the parties hereto. Consequently, this Agreement will be interpreted without reference to any rule or precept of Applicable Law that states that any ambiguity in a document be construed against the drafter.
(f)    Any reference in this Agreement to “$” or “dollars” will mean U.S. dollars. Any reference in this Agreement to “€” will mean euros. All references to “cash” shall mean references to “cash determined in euros”. To the extent computation of any amounts contemplated by this Agreement include a currency other than euros, such amounts shall be converted to euros using the Spot Rate.
(g)    All references to any section of any law include any amendment of, and/or successor to, that section.
(h)    The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.
(i)    All terms defined in this Agreement shall have such defined meanings when used in the Disclosure Schedule or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.
8.11    Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein (including the Disclosure Schedule), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein and therein. The parties hereby acknowledge that the Agreement is not dependent or linked to any other agreement as per the provisions of Article 1186 of the French Civil Code (Code civil) and hereby waive any rights in relation thereto.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in twelve (12) originals by their respective duly authorized officers as of the date first written above.

JEAN-LOUIS FAGES

By:	/s/ Jean-Louis Fages

OLIVIER BARET

By:	/s/ Olivier Baret

NIKOLAÏ GORSKI

By:	/s/ Nikolai Gorski

VALÉRI ANISSIMOV

By:	/s/ Valeri Anissimov

STÉPHANE MATRINGE

By:	/s/ Stephane Matringe

YURIY OKRUGIN

By:	/s/ Yuriy Okrugin

ATABAY AZEMOUN

By:	/s/ Atabay Azemoun

FCPR CABESTAN CAPITAL

By:	/s/ Mayeul Caron
Name:     Mayeul Caron
Title:      Director

FPCI FRANCE INVESTISSEMENT RÉGIONS 1

By:	/s/ Vincent Charles
Name:     Vincent Charles
Title: Investment Director

PIERRE-MICHEL PASSY

By:	/s/ Pierre-Michel Passy

ANDERA PARTNERS, S.C.A.

By:	/s/ Mayeul Caron
Name:     Mayeul Caron
Title:      Director

MITEK SYSTEMS, INC.

By:	/s/ Jason Gray
Name: Jason Gray
Title: General Counsel

EXHIBIT A

CERTAIN DEFINITIONS
“A2iA” shall have the meaning set forth in the Recitals.
“A2iA Audited Financial Statements” shall have the meaning set forth in Section 3.6(a).
“A2iA Balance Sheet” shall have the meaning set forth in Section 3.6(a).
“A2iA Computer Systems” shall have the meaning set forth in Section 3.18(k).
“A2iA Corp.” shall mean A2iA Corp., a Delaware corporation and wholly owned Subsidiary of A2iA SAS.
“A2iA Employee Plans” shall have the meaning set forth in Section 3.21(a).
“A2iA Financial Statements” shall have the meaning set forth in Section 3.6(a).
“A2iA Interim Financial Statements” shall have the meaning set forth in Section 3.6(a).
“A2iA IP” shall mean all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to A2iA or any of its Subsidiaries.
“A2iA IP Contract” shall mean any Contract to which A2iA or any of its Subsidiaries is a party or by which A2iA or any of its Subsidiaries is bound that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any A2iA IP or any Intellectual Property developed by, with, or for A2iA or any of its Subsidiaries.
“A2iA LLC” shall mean A2iA LLC, a Russian limited liability company and wholly owned Subsidiary of A2iA SAS.
“A2iA Product” shall mean the proprietary products or services developed, manufactured, marketed or sold by or on behalf of A2iA or any of its Subsidiaries (including products or services currently under development).
“A2iA SAS” shall have the meaning set forth in the Preamble to this Agreement.
“A2iA Software” shall have the meaning set forth in Section 3.18(h).
“Action” shall have the meaning set forth in Section 2.5.

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“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” is defined by reference to Article L. 233-3 of the French Commercial Code (Code de commerce).
“Aggregate Purchase Price” shall have the meaning set forth in Section 1.2(b).
“Agreement” shall have the meaning set forth in the Preamble to this Agreement.
“Applicable Law” shall mean, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, treaty, convention, Order, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Government Authority that is binding upon or applicable to such Person or to any of their respective assets, properties or businesses, as the same may be amended from time to time unless expressly specified otherwise herein.
“Basket Amount” shall have the meaning set forth in Section 7.3(a)(i).
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of Paris, France.
“Buyer” shall have the meaning set forth in the Preamble to this Agreement.
“Buyer Common Stock” means the common stock, par value $0.001 per share, of Buyer.
“Buyer Per Share Price” shall mean the average closing price per share of Buyer Common Stock as reported on the Exchange for the twenty (20) trading days ending with the trading day that is one (1) trading day immediately preceding the applicable determination date.
“Cap” shall have the meaning set forth in Section 7.3(a)(ii).
“Cash Consideration” shall have the meaning set forth in Section 1.2(a).
“Cash Escrow Amount” shall mean a portion of the Cash Consideration equal to €590,000.
“CBA” means the national collective bargaining agreement of engineering and consulting (a.k.a. the Syntec collective bargaining agreement).
“Change in Control Payments” shall mean and include (i) all bonuses, severance payments, accelerated payments and other similar amounts that are accrued and payable by A2iA prior to the Closing Date, but not yet paid as of the Closing, to any directors, officers or employees of A2iA or other Persons in connection with or as a result of the consummation of the transactions contemplated by this Agreement and (ii) the employer portion of any payroll, employment, unemployment or

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other similar Taxes due in connection with amounts described in clause (i). Notwithstanding the foregoing, “Change in Control Payments” shall not include (x) any amount due to any departing employee, officer or director of A2iA and its Subsidiaries that does not result from the transactions contemplated herein or (y) severance termination or retention amounts or obligations, if any, specifically agreed upon in writing by Buyer prior to the date hereof, due by A2iA or any of its Subsidiaries to any officer, director or employee of A2iA or any of its Subsidiaries in connection with or as a result of the consummation of the transactions contemplated by this Agreement.
“Class A Dividend” means the aggregate amount of the Dividende Prioritaire Unitaire Cash in accordance with article 22 of the A2iA by-laws equal to €42,591.67, as decided by the annual general shareholders’ meeting of A2iA held on March 29, 2018 and at a shareholders’ meeting of A2iA held on May 23, 2018, and paid to the holders of Class A Shares on May 23, 2018.
“Class A Shares” shall have the meaning set forth in the Recitals.
“Class B Shares” shall have the meaning set forth in the Recitals.
“Closing” shall have the meaning set forth in Section 1.5.
“Closing Balance Sheet” shall have the meaning set forth in Section 1.3(a).
“Closing Cash” shall mean all cash and cash equivalents of A2iA and its Subsidiaries on hand as of March 31, 2018.
“Closing Date” shall have the meaning set forth in Section 1.5.
“Closing Debt” shall mean all Debt of A2iA and its Subsidiaries as of the Closing (excluding, for the avoidance of doubt, any Convertible Bonds), plus all premiums, penalties, fees, expenses and breakage costs required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the transactions contemplated hereby or in connection with any lender consent.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
“Computer Systems” shall mean computing, networking and communications equipment, including: (i) mainframe, midrange, server and distributed computing equipment; (ii) computers, laptop computers and workstations; (iii) voice/video, telecommunications and network equipment; (iv) associated attachments, features, accessories, peripheral devices, wiring and cabling; and (v) Software relating to or necessary for the operation of any of the foregoing.
“Confidential Information” means all information of a confidential nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, of A2iA or any of its

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Subsidiaries or their respective customers, suppliers, distributors or other business relations, including all information concerning finances, customer information, supplier information, products, services, prices, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies, unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential intellectual property, designs, specifications, documentation, components, source code, object code, schematics, drawings, protocols and processes. Confidential Information shall not include any information that is or becomes generally known to and available for use by the public other than as a result of any acts or omissions of any Seller or any of its Affiliates.
“Contract” shall mean any agreement, instrument, contract, obligation, commitment or arrangement, whether written or oral, including all amendments, restatements, supplements or other modifications thereto or waivers thereof.
“Convertible Bonds” shall mean and include the convertible bonds issued by A2iA to certain Sellers as set forth on Schedule 3.4(b) of the Disclosure Schedule.
“Convertible Bonds Consideration” shall mean the sum of the principal amount of the Convertible Bonds and any accrued, but unpaid, interest and non-conversion premium as of the Closing Date.
“Convertible Bonds Repurchase Agreement” shall mean that certain Convertible Bonds Repurchase Agreement by and among the holders of the Convertible Bonds and A2iA dated as of the date hereof and providing for A2iA’s repurchase of the Convertible Bonds in exchange for the Convertible Bonds Consideration.
“Current Assets” shall mean and include the following line items as of March 31, 2018: (i) accounts receivables including tax receivables; and (ii) prepaid expenses; but, for the avoidance of doubt, shall not include the Closing Cash.
“Current Liabilities” shall mean and include the following line items as of March 31, 2018: (i) accounts payables including social and tax payables; and (ii) accrued expenses, but, for the avoidance of doubt, shall not include Debt.
“Damages” shall mean any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature, but excluding any profit losses (manque à gagner), lost opportunities (perte d’une chance) and any indirect, consequential or potential damages.

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“De Minimis Amount” shall have the meaning set forth in Section 7.3(a)(i).
“Debt” all long term outstanding indebtedness of A2iA and its Subsidiaries for borrowed money and any accrued interest thereon, including, without limitation, (i) any long term debt to any creditors, including shareholders and Affiliates, and any working capital loan/revolver liabilities, (ii) any unfunded pension benefit obligations, (iii) the long-term portion of its capital lease obligations, (iv) any obligations for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities (including the Convertible Bonds)), (v) all liabilities under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw, (vi) any obligations to pay the deferred purchase price of property, goods or services other than those trade payables incurred in the ordinary course of business, (vii) all liabilities arising from cash/book overdrafts, (viii) any liabilities of others of the sort described in the foregoing clauses (a)(i) through (a)(vii) that are guaranteed by, or secured by any Lien on the assets of, A2iA or any of its Subsidiaries.
“Disclosure Schedule” shall have the meaning set forth in ARTICLE III.
“Escrow Agent” shall have the meaning set forth in Section 1.6(b).
“Escrow Agreement” shall have the meaning set forth in Section 1.6(b).
“Escrow Fund” shall have the meaning set forth in Section 1.6(a).
“Escrow Release Dates” shall have the meaning set forth in Section 1.6(c).
“Exchange” shall mean the NASDAQ Global Market.
“Export Approvals” shall have the meaning set forth in Section 3.24(a).
“Final Invoice” shall have the meaning set forth in Section 6.1(p).
“First Escrow Release Amount” shall mean a number of shares of Buyer Common Stock equal to (a)(i) 60% of the then-current value of the Escrow Fund, valuing shares of Buyer Common Stock held in the Escrow Fund based upon the Buyer Per Share Price as of the First Escrow Release Date, minus (ii) the amount that is determined, in the reasonable judgment of Buyer, to be necessary to satisfy all unsatisfied or disputed claims for indemnification made prior to the First Escrow Release Date in accordance with Article VII; divided by (b) the Buyer Per Share Price as of the First Escrow Release Date.
“First Escrow Release Date” shall have the meaning set forth in Section 1.6(c).

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“French GAAP” shall mean accounting principles and practices that are generally accepted in France.
“Galapagos” shall mean Galapagos, a société civile à capital variable organized under the laws of France.
“Galapagos Call Options” shall mean (i) the call option agreement entered into between Jean-Louis Fages, as promisor, and Galapagos, substituted by Galapagos FCPR, represented by Apicap, its management company (société de gestion), a société par actions simplifiée organized under the laws of France, as beneficiary, dated June 26, 2006, pursuant to which Galapagos FCPR has the certain rights, subject to the terms and conditions thereof, to purchase shares of A2iA from Jean-Louis Fages, and (ii) the call option agreement entered into between Olivier Baret, as promisor, and Galapagos, substituted by Galapagos FCPR, as beneficiary, dated June 26, 2006, in each case, pursuant to which Galapagos FCPR has the certain rights, subject to the terms and conditions thereof, to purchase shares of A2iA from Olivier Baret.
“Galapagos FCPR” shall mean Galapagos FCPR, a fonds commun de placement à risque organized under the laws of France.
“Government Authority” shall mean any transnational, domestic or foreign federal, state, municipal or local governmental, regulatory or administrative authority, department, court, tribunal, arbitrator, agency, commission, official, authority or instrumentality, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority (including the Exchange).
“Government Official” means, collectively, any officer or employee of a Government Authority, any Person acting for or on behalf of any Government Authority, any political party or official thereof and any candidate for political office.
“Immediate Family Member” shall mean, with respect to any natural person, (i) such person’s spouse, parents, children and grandchildren (in each case whether adoptive or biological) and (ii) the spouses of such person’s children and grandchildren (in each case whether adoptive or biological).
“Improper Payment Laws” means the United States Foreign Corrupt Practices Act of 1977, Articles 435-1 et seq of the French Criminal Code, any legislation implementing the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Official in International Business Transactions, and any other Applicable Law regarding anti-bribery or illegal payments or gratuities.
“Inbound IP License” shall have the meaning set forth in Section 3.18(b).

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“Indemnitees” shall mean and include: (i) Buyer and its Subsidiaries (including after the Closing, A2iA and its Subsidiaries); (ii) current and future Affiliates of Buyer and its Subsidiaries; (iii) the respective successors and assigns of the Persons referred to in clauses (i) and (ii) above; and (iv) the respective officers, directors, employees and agents of the Persons referred to in the foregoing clauses (i), (ii) and (iii).
“Intellectual Property” shall mean and includes all algorithms, APIs, application program interfaces, customer lists, databases, schemata, data collections, design documents and analyses, diagrams, documentation, domain names, drawings, formulae, inventions (whether or not patentable), internet protocol addresses, know-how, literary works, logistics information, logos, maps, marketing plans and collateral, marks (including names, logos, slogans, and trade dress), methods, methodologies, network configurations, architectures, topologies and topographies, processes, program listings, programming tools, proprietary information, protocols, sales data, schematics, specifications, Software, Software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, websites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as blueprints, compilations of information, instruction manuals, notebooks, prototypes, reports, samples, studies, and summaries).
“Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, design rights and mask works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents and industrial property rights; (v) other proprietary rights in Intellectual Property of every kind and nature; and (vi) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above.
“JLF Mandate Agreement” shall mean that certain mandate agreement pertaining to Jean-Louis Fages in his capacity as President of A2iA SAS, to be effective as of and subject to the Closing, by and between A2iA SAS and Jean-Louis Fages, the terms of which Buyer hereby expressly approves.
“Leakage” shall mean any: (a) payment of any management, service fees or consulting fees by any of A2iA and/or its Subsidiaries to any Seller or any of its Affiliates; (b) payment of any dividend, interim dividend or other distribution of profits or reserves by A2iA and/or its Subsidiaries to any Seller; (c) acquisition or repayment of any Shares or other security issued by any of A2iA and/or its Subsidiaries; (d) the sale, purchase, transfer or disposal of any asset by any of A2iA and/or its Subsidiaries to any Seller or any of its Affiliates; (e) the forgiveness, release or waiver by any of A2iA and/or its Subsidiaries of any debt or claim outstanding against any Seller or any of its

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Affiliates; (f) the entry into any guarantee or indemnity relating to the obligation of any Seller or any of its Affiliates by any of A2iA and/or its Subsidiaries; (g) any Tax incurred by any of A2iA and/or its Subsidiaries, or any Sellers or its Affiliates, as a result of any payment mentioned above; or (h) any undertaking or commitment to carry out any of the above mentioned actions.
“Leased Real Property” shall have the meaning set forth in Section 3.11(b).
“Lien” shall mean any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other encumbrance of any kind in respect of such asset.
“Material Contract” shall have the meaning set forth in Section 3.15(a).
“Material Customer” shall have the meaning set forth in Section 3.16(b).
“Material Supplier” shall have the meaning set forth in Section 3.16(a).
“Net Closing Cash” shall mean (i) the Closing Cash; minus (ii) the sum of (1) all Debt of A2iA and its Subsidiaries (other than the Convertible Bonds) as of March 31, 2018; plus (2) all interest accrued on such Debt between March 31, 2018 and the Closing Date; minus (iii) the Convertible Bonds Consideration; minus (iii) the Class A Dividend.
“OB Employment Agreement” shall mean that certain amendment to the employment agreement of Olivier Baret, to be effective as of and subject to the Closing, by and between A2iA SAS and Olivier Baret, the terms of which Buyer hereby expressly approves.
“OB Mandate Agreement” shall mean that certain mandate agreement pertaining to Olivier Baret in his capacity as Directeur Général of A2iA SAS, to be effective as of and subject to the Closing, by and between A2iA SAS and Olivier Baret, the terms of which Buyer hereby expressly approves.
“Open Source License” shall mean any license or distribution model or agreement for any Open Source Technology.
“Open Source Technology” shall mean any Intellectual Property owned by, used by or licensed to A2iA or any of its Subsidiaries that: (i) is distributed as or that contains, or is derived in any manner (in whole or in part) from, any Intellectual Property that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models; or (ii) requires as a condition of use, modification and/or distribution of such Intellectual Property that other Intellectual Property distributed with such Intellectual Property owned or licensed by A2iA (a) be disclosed or

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distributed in source code form, (b) be licensed for the purpose of making derivative works, (c) be redistributable at no charge or (d) grants to any third party any rights to or immunities under the Intellectual Property and proprietary rights owned by A2iA or any of its Subsidiaries.
“Order” shall have the meaning set forth in Section 3.13(b).
“Ordinary Shares” shall have the meaning set forth in the Recitals.
“Outbound IP License” shall have the meaning set forth in Section 3.18(c).
“Payoff Letter” shall have the meaning set forth in Section 6.1(o).
“Permits” means permits, licenses, registrations, consents, certificates, grants, waivers, qualifications, approvals and all other authorizations by or of Government Authorities.
“Permitted Leakage” means (a) any remuneration paid to any of the Sellers in their capacity as officers, directors, members of any board, employees, agents, representatives or advisors of A2iA or its Subsidiaries which are paid in accordance with the terms of their employment or appointment, (b) any bonus, attendance fees and any reimbursement of reasonable traveling and other out-of-pocket costs and expenses paid to any of the Sellers in their capacity of officers, directors, members of any board, employees, agents, representatives or advisors of A2iA or its Subsidiaries in the ordinary course of business consistent with past practice and pursuant to Contracts between A2iA or its Subsidiary and such Person; (c) the Convertible Bonds Consideration; (d) payment of the Class A Dividend to the holders of Class A Shares; and (e) any taxation paid by A2iA (and not the Sellers) which arises in respect of any of the payments or matters contemplated in such items (a) to (d).
“Permitted Liens” shall mean and include: (i) statutory liens for current Taxes not yet due and payable; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and material men and other like liens arising in the ordinary course of business for sums not yet due and payable; and (iii) other imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties.
“Person” shall mean any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.
“Personal Information” shall mean, without limitation: (i) personally identifiable information or personal data as defined under any Applicable Law, including: (A) personally identifiable information as defined by Title V of the United States Gramm-Leach-Bliley Act, 15 U.S.C. §§6801, et seq., and any amendments thereto and regulations promulgated thereunder and

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(B) personal data as defined in the Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995, and any amendments thereto; and (ii) personal information, including a Person’s name, information about a Person’s sex, date of birth, age, income, address, email address, telephone number, Social Security number, state identification or driver’s license numbers, account information, PIN numbers, access and security codes, login information, health or medical information, mother’s maiden name, or credit information.
“Pro Rata Cash Consideration” shall mean the pro rata portion applicable to a Seller based on a fraction: (a) the numerator of which is an amount equal to the Cash Consideration payable to such Seller as set forth in the Seller Payout Schedule and (b) the denominator of which is an amount equal to the total Cash Consideration.
“Pro Rata Share” shall mean the pro rata portion applicable to a Seller, based on a fraction: (a) the numerator of which is an amount equal to the aggregate value of the portion of the Aggregate Purchase Price and the portion of the Convertible Bonds Consideration, if any, payable to such Seller as set forth in the Seller Payout Schedule; and (b) the denominator of which is an amount equal to the aggregate value of the Aggregate Purchase Price and the Convertible Bonds Consideration payable to all of the Sellers.
“Pro Rata Stock Consideration” shall mean the pro rata portion applicable to a Seller based on a fraction: (a) the numerator of which is an amount equal to the number of shares of Stock Consideration issuable to such Seller as set forth in the Seller Payout Schedule and (b) the denominator of which is an amount equal to the total number of shares of Buyer Common Stock comprising the Stock Consideration.
“Real Property Lease” shall mean the corresponding contract, including any related amendments, for the Leased Real Property.
“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Government Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.
“Related Party” means each Seller, each officer or director of A2iA or any of its Subsidiaries, each Immediate Family Member of any Seller or any director or officer of A2iA or any of its Subsidiaries, each trust for the benefit of any of the foregoing, and each Affiliate of any of the foregoing (other than A2iA or any of its Subsidiaries).
“Representatives” shall mean a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
“Restricted Period” shall have the meaning set forth on Section 5.2(a).

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“SEC” shall have the meaning set forth in Section 2.12.
“Second Escrow Release Amount” shall mean an amount equal to (a) the then-current value of the Escrow Fund, valuing shares of Buyer Common Stock held in the Escrow Fund based upon the Buyer Per Share Price as of the Second Escrow Release Date, minus (b) the amount that is determined, in the reasonable judgment of Buyer, to be necessary to satisfy all unsatisfied or disputed claims for indemnification made prior to the Second Escrow Release Date in accordance with Article VII; provided that the Second Escrow Release Amount shall be released (A) first, to the extent shares of Buyer Common Stock remain in the Escrow Fund, from such shares of Buyer Common Stock, and (B) following such time as no shares of Buyer Common Stock remain in the Escrow Fund, from any cash remaining in the Escrow Fund.
“Second Escrow Release Date” shall have the meaning set forth in Section 1.6(c).
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Seller Payout Schedule” shall mean the schedule, attached hereto as Exhibit D and certified by each Seller, setting forth for each Seller: (i) such Seller’s name, (ii) such Seller’s mailing address, (iii) such Seller’s email address, (iv) the number and class(es) of Shares owned by such Seller as of immediately prior to the Closing, (v) amount of Cash Consideration to be received by such Seller at Closing and such Seller’s corresponding Pro Rata Cash Consideration, (vi) number of shares of Buyer Common Stock to be issued to such Seller at Closing and such Seller’s corresponding Pro Rata Stock Consideration, and (vii) such Seller’s Pro Rata Share.
“Seller” and “Sellers” shall have the meaning set forth in the Preamble to this Agreement.
“Sellers’ Closing Deliveries” shall have the meaning set forth in Section 6.1.
“Sellers’ Representative” shall have the meaning set forth in the Preamble to this Agreement.
“Sellers’ Knowledge” shall be deemed to refer to the knowledge that Jean-Louis Fages, Olivier Baret and Stephanie De Luca actually have or would be reasonable expected to have based on their respective positions held with A2iA and its Subsidiaries.
“Shareholders’ Agreement” shall mean that certain shareholder's agreement, dated as of November 14, 2014, by and among the Sellers.
“Shares” shall have the meaning set forth in the Recitals.
“Software” shall mean computer programs, together with input and output formats, the applicable source or object codes, data models, flow charts, outlines, narrative descriptions, operating instructions, software manufacturing instructions and scripts, test specifications and test

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scripts and supporting documentation, and shall include the tangible media upon which such programs and documentation are recorded, including all corrections, updates, new releases and new versions, translations, modifications, updates, upgrades, substitutions, replacements and other changes to the foregoing.
“Spot Rate” means, in respect of any amount expressed in a currency other than euros, as of any date of determination, the rate of exchange of euros for such currency appearing in the Financial Times published on the Business Day immediately prior to such date of determination.
“Stock Consideration” shall have the meaning set forth in Section 1.2(b).
“Stock Escrow Amount” shall mean a portion of the Stock Consideration equal to 508,479 shares of Buyer Common Stock.
“Subsidiary”, when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which: (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise); or (ii) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.
“Subsidiary Shares” shall have the meaning set forth in Section 3.3(b).
“Target Average Working Capital Amount” shall mean €3,949,286, which is the average working capital for the years ended on December 31, 2016, December 31, 2017 and March 31, 2018.
“Tax” or “Taxes” refers to any and all taxes, including any European Union, U.S. federal, state, local, provincial and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income (gross or net), profits, sales, use and occupation, and value added, ad valorem, alternative or add-on minimum, transfer, license, franchise, withholding or minimum, payroll, recapture, employment, severance, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts (or imposed with respect to any failure to timely or properly file any Tax Return).
“Tax Return” or “Tax Returns” means any return, report or similar statement filed or required to be filed with respect to any Taxes (including any attached schedules), including any information return, claims for refund, amended return and declaration of estimated Tax.

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“Third Party Claim” shall have the meaning set forth in Section 7.4(a).
“Transaction Fees” means all fees, costs and expenses (including any attorney’s, accountant’s or financial advisors, including Boss Equity Ltd.) incurred or payable by A2iA, but not yet paid as of the Closing, in connection with this Agreement and the transactions contemplated hereby, including all such fees, costs and expenses associated with or incurred or payable in connection with: (i) the due diligence conducted in connection with this Agreement or anticipation of the transactions contemplated hereby; (ii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (iii) preparing reconciliations of the A2iA Financial Statements to accounting principles and practices generally accepted in the United States; and (iii) the preparation and submission of any filing or notice, or the solicitation or obtaining of any consent, required in connection with the transactions contemplated by this Agreement.
“Treasury Shares” means 41,500 Ordinary Shares issued by A2iA and held by A2iA in treasury as of the Closing.
“Working Capital Amount” shall mean an amount equal to the difference of the Current Assets minus the Current Liabilities.

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